SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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J.CREW GROUP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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J.CREW GROUP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2009

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of J.Crew Group, Inc. (the “Company”) will be held at 10:00 a.m., local time, on June 4, 2009, at the Company’s offices located at 770 Broadway, New York, New York 10003, for the following purposes:

1.	To elect Class III directors of the Company, each to serve for a term of three years;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009; and

3.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on April 7, 2009 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

If you plan to attend the Annual Meeting, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. Stockholders owning stock in brokerage accounts must bring a copy of a brokerage statement reflecting stock ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Arlene S. Hong
Secretary

New York, New York

April 17, 2009

IMPORTANT NOTICE OF INTERNET AVAILABILITY

THIS PROXY STATEMENT FOR THE ANNUAL MEETING TO BE HELD ON JUNE 4, 2009, ALONG WITH OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2009, ARE AVAILABLE FREE OF CHARGE AT http://www.proxyvote.com.

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE. YOU MAY VOTE YOUR SHARES OVER THE INTERNET, OR IF YOU RECEIVED A PAPER COPY OF THE PROXY CARD, BY SIGNING AND DATING IT AND RETURNING IT PROMPTLY. VOTING BY PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON IF YOU SO DESIRE.

J.CREW GROUP, INC.

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 4, 2009

PROXY STATEMENT

VOTING RIGHTS AND SOLICITATION OF PROXIES

WHY DID I RECEIVE THIS PROXY STATEMENT?

We are providing this proxy statement to the stockholders of J.Crew Group, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) of the Company, to be held at 10:00 a.m., local time, on June 4, 2009 at the Company’s offices located at 770 Broadway, New York, New York 10003 and at any and all adjournments or postponements thereof. The mailing of this proxy statement and the accompanying form of proxy to the stockholders of the Company is expected to commence on or about April 17, 2009.

The principal executive offices of the Company are located at 770 Broadway, New York, New York 10003.

WHAT AM I VOTING ON?

At the Annual Meeting, you will be asked to consider and vote upon:

1.	The election of Class III directors, each to serve for a term of three years; and

2.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

HOW DOES THE BOARD RECOMMEND I VOTE?

The Board recommends a vote:

•	FOR each of the nominees for the Board of Directors; and

•	FOR ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.

WHO IS ENTITLED TO VOTE?

You may vote at the Annual Meeting if you are a holder of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 7, 2009 (the “Record Date”). Each share of Common Stock is entitled to one vote. At the close of business on the Record Date, there were 62,540,825 shares of Common Stock outstanding.

HOW DO I VOTE?

You may vote your shares over the Internet, or, if you requested a paper copy of the proxy card, by completing, signing and returning it in the enclosed prepaid envelope. You may also vote by attending the meeting and voting in person.

Shares of Common Stock that are represented by properly executed proxies and received in time for voting at the Annual Meeting (and that have not been revoked) will be voted in accordance with the instructions indicated on the proxy. Stockholders who vote online or execute the enclosed proxy may still attend the Annual Meeting and vote in person.

CAN I CHANGE MY MIND AFTER I VOTE?

Any proxy may be revoked at any time before it is exercised by providing written notice of revocation to the Secretary of the Company, 2 Penn Plaza, 26th Floor, New York, New York 10121, by executing a proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, however, in and of itself constitute a revocation of a proxy or an earlier vote.

WHAT IF I RETURN MY PROXY CARD BUT DO NOT PROVIDE VOTING INSTRUCTIONS?

Proxy cards that are signed and returned but do not contain instructions will be voted (1) “For” the election of the Class III director nominees, (2) “For” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009, and (3) in accordance with the best judgment of the persons named in the proxy card on any other matters that should properly be brought before the Annual Meeting.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the “stockholder of record.” The Notice of Annual Meeting, proxy statement and proxy card have been sent directly to you by the Company.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. The Notice of Internet Availability and, if requested, the Notice of Annual Meeting, proxy statement and proxy card have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares.

When a broker, bank or other holder of record does not receive voting instructions from the beneficial owner of shares with respect to a non-routine proposal for which the holder of record does not have discretionary authority to vote the shares, such as a stockholder proposal, “broker non-votes” occur with respect to those shares.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

The presence, either in person or by proxy, of the holders of record of a majority of the shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. All abstentions and broker non-votes will be included as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be counted as votes “for” or “against” any proposal.

HOW MANY VOTES ARE NEEDED TO APPROVE THE COMPANY’S PROPOSALS?

The Class III directors will be elected by the “for” votes of a plurality of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Abstentions and broker non-votes will not be counted as votes “for” or “against” the election of any director.

With respect to approval of Proposal 2, the affirmative vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote at the Annual Meeting is required for approval. Abstentions and broker non-votes will not be counted as votes “for” or “against” the proposal.

WHO PAYS FOR SOLICITING THE PROXIES?

The Company pays the cost of soliciting the proxies. We have retained Morrow & Co., a professional soliciting organization, to assist in soliciting proxies from brokerage firms, custodians and other fiduciaries. The Company expects the fees for Morrow & Co. to be $5,000 plus expenses. In addition, the Company’s directors, officers and associates may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile or through similar methods.

WHAT IS HOUSEHOLDING AND HOW DOES IT AFFECT ME?

The Securities and Exchange Commission (“SEC”) permits companies to send a single set of annual disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our common shares, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the annual disclosure documents. The broker will arrange for delivery of a separate copy of this proxy statement or our annual report promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHY DID I RECEIVE A NOTICE OF INTERNET AVAILABILITY?

As permitted by rules recently adopted by the SEC, we are making this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended January 31, 2009 available to our stockholders electronically via the Internet. If you received a Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you how to access and review all of the important information contained in the Proxy Statement and Annual Report over the Internet. The Notice also instructs you on how to submit your vote over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

PROPOSAL 1

ELECTION OF CLASS III DIRECTORS

Our Board of Directors currently has nine members. A majority of our Board satisfies the current independence requirements of the New York Stock Exchange (“NYSE”) and the SEC.

Our bylaws provide that our Board consists of no fewer than three persons. The exact number of members of our Board will be determined from time to time by resolution of a majority of our full Board.

Our Board is divided into three classes, designated Class I, Class II and Class III, with each director serving a three-year term and one class being elected at each year’s annual meeting of stockholders. Ms. Reisman and Messrs. House and Sloan currently serve as Class I directors (with a term expiring in 2010). Ms. Casati and Messrs. Coslet and Weston serve as Class II directors (with a term expiring in 2011). Messrs. Coulter, Drexler and Grand-Jean serve as Class III directors (with a term expiring in 2009). Our bylaws require that such classes be as nearly equal in number of directors as possible.

All of our directors, other than Ms. Reisman and Mr. House, were originally nominated pursuant to the terms of certain stockholders’ agreements. Messrs. Coslet and Coulter were nominated by TPG Partners II, L.P. (“Partners II”) pursuant to a stockholders’ agreement between Partners II and Emily Scott, a former director. Messrs. Drexler, Grand-Jean and Sloan were nominated by Mr. Drexler pursuant to a stockholders’ agreement between him and Partners II. Mr. Weston and Ms. Casati were nominated by Mr. Drexler and Partners II pursuant to this agreement. The provisions in the stockholders’ agreements related to the nomination of directors have expired.

At the Annual Meeting, three Class III directors are to be elected to serve three-year terms ending at the Annual Meeting of Stockholders to be held in 2012, or until their respective successors are elected and qualified. The Board has nominated for election James Coulter, Millard Drexler and Steven Grand-Jean as Class III directors. Each of the three nominees has consented to serve as a director if elected at the Annual Meeting and, to the best knowledge of the Board, each of such nominees is and will be able to serve if so elected. In the event that any of these nominees should become unable or unwilling to serve, proxies will be voted for a substitute nominee selected by the Board. The Board has determined that Mr. Coulter is independent under the NYSE listed company rules and applicable law and that Mr. Grand-Jean is not independent under these rules because his firm, Grand-Jean Capital Management, provides financial advisory and investment services to the Drexler family, including a family foundation established by Mr. Drexler, and receives customary compensation for those services. Mr. Drexler is not independent because he is our Chief Executive Officer.

The Board recommends that stockholders vote

“FOR” the Company’s nominees for Class III Directors.

Set forth below is a brief biography of each nominee for election as a Class III director and of all other members of the Board who will continue in office.

Nominees for Election as Class III Directors

Term Expiring 2012

James Coulter (49).    Mr. Coulter has been a director since 1997. Mr. Coulter is a founding partner of TPG Capital, L.P. for more than five years. Mr. Coulter also serves on the Board of Directors of Lenovo Group Limited and The Neiman Marcus Group, Inc.

Millard Drexler (64).    Mr. Drexler has been our Chief Executive Officer, Chairman of the Board and a director since 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple, Inc.

Steven Grand-Jean (66).    Mr. Grand-Jean has been a director since 2003. Mr. Grand-Jean has been President of Grand-Jean Capital Management for more than five years. Grand-Jean Capital Management provides financial advisory and investment services to the Drexler family, including a family foundation established by Mr. Drexler, and receives customary compensation for those services.

Incumbent Class I Directors

Term Expiring 2010

David House (59).    Mr. House has been a director since 2007. Mr. House is Chairman of Serenoa LLC, a family-owned investment business, and serves as an advisor to Pegasus Capital Advisors, L.P., a private equity firm. Prior to that, Mr. House was Group President of the Global Network and Establishment Services and Travelers Cheques and Prepaid Services businesses at American Express Company, a diversified global travel and financial services company, from 2000 until 2006 and served on its Global Leadership Team. He joined American Express in 1993 and held various senior positions there prior to assuming his global role as a Group President.

Heather Reisman (60).    Ms. Reisman has been a director since 2007. She is the founder of Indigo Books & Music, Inc., a Canadian book and music retailer, and has served as its Chief Executive Officer since 1996. Ms. Reisman also serves on the Board of Directors of Onex Corporation.

Stuart Sloan (65).    Mr. Sloan has been a director since 2003. Mr. Sloan is the founder of Sloan Capital Companies, a private investment company, and has been a Principal thereof since 1984. Mr. Sloan also serves on the Board of Directors and Compensation Committee of Anixter International, Inc.

Incumbent Class II Directors

Term Expiring 2011

Mary Ann Casati (53).    Ms. Casati has been a director since 2006. Ms. Casati is a founding partner of Circle Financial Group LLC, a private wealth management membership practice, and has served as such since 2003. Prior to that, Ms. Casati was a partner and managing director of Goldman, Sachs & Co. where she was employed for twenty years.

Jonathan Coslet (44).    Mr. Coslet has been a director since 2003. Mr. Coslet has been a partner of TPG Capital, L.P. (“TPG”) since 1993 and is currently a senior partner and member of the firm’s Executive, Management and Investment Committees. Mr. Coslet also serves on the Board of Directors and Compensation Committee of Biomet, Inc., IASIS Healthcare Corp., Quintiles Transnational Corp., Petco Animal Supplies, Inc. and The Neiman Marcus Group, Inc.

Josh Weston (80).    Mr. Weston has been a director since 1998. Mr. Weston also served as Honorary Chairman of the Board of Directors of Automatic Data Processing, a computing services business, from 1998 to 2004. Mr. Weston was Chairman of the Board of Directors of Automatic Data Processing from 1996 until 1998, and Chairman and Chief Executive Officer for more than five years prior thereto. Mr. Weston also serves on the Board of Directors and Compensation Committee of Gentiva Health Services, Inc.

CORPORATE GOVERNANCE

Board of Directors and Committee Meetings

Our Board held eight meetings in fiscal 2008. It is the Company’s policy that directors are expected to attend all or substantially all Board meetings and meetings of the Board committees on which they serve. Each director, except for Ms. Reisman, attended at least 75% of the total number of Board meetings and meetings of Board committees on which such director served. It is also the Company’s policy that all directors attend the Company’s Annual Meeting of Stockholders.

Our standing Board committees consist of an audit committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), a compensation committee and a nominating and corporate governance committee.

Audit Committee: The audit committee currently consists of Messrs. Weston (Chairperson) and House and Ms. Casati. Each member of our audit committee satisfies the independence requirements of the NYSE and the SEC. Our Board has determined that each member of the audit committee is financially literate. The Board has determined that Mr. Weston qualifies as an “audit committee financial expert” under SEC rules and regulations.

The audit committee assists the Board in monitoring the integrity of our financial statements and reporting process and systems of internal controls regarding finance and accounting; our independent auditors’ qualifications, independence and performance; the performance of our internal audit function; the evaluation of enterprise risk issues and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

The audit committee meets regularly, both with and without management, and held eight meetings in fiscal 2008.

Compensation Committee: Our compensation committee consists of Messrs. Coulter (Chairperson) and Coslet and Mss. Casati and Reisman. Each member of the compensation committee satisfies the independence requirements of the NYSE and qualifies as an outside director within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and a non-employee director within the meaning of Rule 16b-3 under the Exchange Act.

The primary duties of the compensation committee are to oversee our executive compensation program, to discharge the responsibilities of the Board relating to compensation practices for our executive officers and other key associates, as the committee may determine, and to ensure that management’s interests are aligned with the interests of our stockholders. The compensation committee is responsible for developing, reviewing and adhering to our compensation philosophy and program, as well as reviewing and making recommendations to the Board with respect to our employee benefit plans, compensation and equity-based plans and compensation of directors. The compensation committee is also responsible for approving the compensation and benefits of the Chief Executive Officer and the other named executive officers, including annually reviewing and assessing performance goals and objectives for our executives and evaluating short-term and long-term incentive compensation.

The compensation committee also reviews and discusses with management the Compensation Discussion and Analysis prepared for inclusion in our annual report on Form 10-K and proxy statement and, based on such review, determines whether to recommend to the Board that the Compensation Discussion and Analysis be included in the annual report and the proxy statement. Furthermore, the compensation committee prepares the Compensation Committee Report furnished with our proxy statement. The Compensation Committee Report for fiscal 2008 is included in this proxy statement under “Compensation Committee Report” below.

The compensation committee retained Mercer beginning in fiscal 2006 to serve as an outside compensation consultant to the committee. In its advisory role, Mercer prepares data on executive officer compensation levels, using the comparative group described in the “Compensation Discussion and Analysis” that begins on page 11 of this proxy statement. Additionally, Mercer advises the compensation committee on compensation plan design issues, equity plan issues, regulatory changes and best practices related to compensation. Mercer reports directly to the compensation committee. Furthermore, in determining the compensation of our named executive officers other than our Chief Executive Officer, the compensation committee receives input from our Chief Executive Officer with respect to appropriate base salary levels and short-term and long-term incentive awards for such officers. The compensation committee’s processes and procedures for the consideration and determination of executive compensation, including the role of our Chief Executive Officer in making recommendations to the committee and the role of Mercer in assisting the committee in its functions, are more fully described in the “Compensation Discussion and Analysis” that begins on page 11 of this proxy statement.

The compensation committee meets regularly, both with and without management and its independent advisors, and held seven meetings in fiscal 2008.

Nominating and Corporate Governance Committee: Our nominating and corporate governance committee consists of Messrs. Coslet (Chairperson), Coulter and Weston. Each member of the nominating and corporate governance committee satisfies the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for identifying qualified individuals to become members of the Board, determining the composition of the Board and its committees and developing and recommending to the Board sound corporate governance policies and procedures. Our nominating and corporate governance committee held three meetings in fiscal 2008.

Our nominating and corporate governance committee identifies director candidates through the recommendations of directors, management and stockholders. From time to time, the committee may engage a search firm to assist in identifying potential director candidates, although no such firm was used to identify any of the nominees for director proposed for election at the Annual Meeting. The committee evaluates all director nominees, regardless of the person or firm recommending such candidate, and all incumbent directors being considered for re-nomination according to established criteria, approved by the Board, for selecting nominees to stand for election as directors. The committee considers all director candidates in light of the entirety of their credentials and other relevant considerations, including the candidate’s potential contribution to the diversity and culture of the Board, the candidate’s familiarity with financial statements, particularly in light of the Company’s principal business and its strategic challenges, and the candidate’s independence from management under requirements of applicable law and listing standards. In addition, all directors must possess the following minimum qualifications, as determined by the nominating and corporate governance committee:

•	A director must demonstrate integrity, business ethics and strength of character and judgment;

•	A director must be able and willing to devote sufficient time to Board duties, including to serve on committees of the Board; and

•	A director must have a record of professional accomplishment in his or her chosen field.

Stockholders wishing to submit to the nominating and corporate governance committee recommendations for director candidates to be considered for nomination at the 2010 annual meeting may do so by delivering notice in writing or by electronic transmission to the Secretary of the Company at our principal executive offices no later than March 6, 2010 nor earlier than February 4, 2010, unless the date of our 2010 annual meeting is more than 30 days before or after June 4, 2010, in which case notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made. Such notice must include:

•	A recommendation identifying the candidate, including the candidate’s contact information;

•	A detailed resume of the candidate and an autobiographical statement explaining the candidate’s interest in serving as a director;

•	A statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•	The written consent of the candidate to serve as a director, if elected;

•	The name and address of the stockholder making the recommendation and of any beneficial owner on whose behalf the recommendation is made, as they appear on the Company’s books; and

•	The class and number of shares of the Company’s stock which are owned of record by such stockholder and beneficially by such beneficial owner.

Board Committee Charters

The charters for our audit committee, compensation committee and nominating and corporate governance committee are available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 2 Penn Plaza, 26th Floor, New York, New York 10121.

Executive Sessions of Non-Management Directors

The non-management directors meet separately in executive session without the Chief Executive Officer or representatives of management. These meetings occur at least twice a year in accordance with our Corporate Governance Guidelines. Mr. Coulter, as the Lead Director, presides over the executive sessions.

Corporate Governance Guidelines

The Board adopted the Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines are available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 2 Penn Plaza, 26th Floor, New York, New York 10121.

Code of Ethics and Business Practices

The Company has a Code of Ethics and Business Practices that applies to all Company associates, including its Chief Executive Officer, Chief Financial Officer, principal accounting officer and controller, as well as members of the Board. The Code of Ethics and Business Practices is available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 2 Penn Plaza, 26th Floor, New York, New York 10121. Any updates or amendments to the Code of Ethics and Business Practices, and any waiver that applies to a director or executive officer, will also be posted on the website. There were no waivers in fiscal 2008.

Independence

The Board has determined that the following directors of the Company, comprising six of the nine members of the Board and all Board Committee members, are independent under the NYSE listed company rules and applicable law: Mss. Casati and Reisman and Messrs. Coslet, Coulter, House and Weston.

Stockholder Communications with the Board of Directors

Stockholders and other interested parties may contact the Board or the non-management directors as a group at the following address:

Board of Directors

or

Outside Directors

J.Crew Group, Inc.

2 Penn Plaza, 26th Floor

New York, NY 10121

All communications received at the above address will be relayed to the Board or the non-management directors, respectively. Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Board using the above address. The Company reserves the right not to forward communications which are unrelated to Board and Committees duties, such as solicitations and advertisements, junk mail, resumes, surveys and any other material that is determined to be inappropriate.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information known to us regarding the beneficial ownership of our Common Stock as of the Record Date by:

•	each current director;

•	each of the named executive officers listed in the Summary Compensation Table below;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, known to us to beneficially own more than 5% of any class of our outstanding shares of Common Stock.

Unless otherwise indicated, the address for the stockholders below is J.Crew Group, Inc., 770 Broadway, New York, New York 10003, and to our knowledge, each person has sole voting and investment power over the shares shown as beneficially owned. We know of no arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of us.

Name and Address of Beneficial Owner	Percent of Class	Number of Shares Beneficially Owned(1)
Millard S. Drexler(2)	13.34%	8,345,126
Mary Ann Casati	*	22,842
Jonathan Coslet(3)	*	—
James Coulter(4)	4.48%	2,804,255
Steven Grand-Jean	*	87,455
David House	*	6,833
Heather Reisman	*	17,749
Stuart Sloan	*	95,529
Josh Weston	*	95,493
James Scully	*	148,677
Tracy Gardner	*	264,954
Jenna Lyons	*	244,879
Libby Wadle	*	52,706
All directors and executive officers as a group	19.64%	12,281,822

5% Stockholders
Lord, Abbett & Co. LLC(5)	18.97%	11,863,669
FMR LLC(6)	14.99%	9,372,128
Baron Capital Group, Inc.(7)	8.48%	5,305,030
T. Rowe Price Associates, Inc.(8)	7.66%	4,792,600
Marsico Capital Management, LLC.(9)	5.57%	3,486,119

*	Represents less than 1% of the class.

(1)	Includes the following number of restricted shares of Common Stock granted under our equity incentive plans and shares not currently owned but issuable upon the exercise of outstanding stock options which are either currently exercisable or will become exercisable within 60 days of the Record Date:

	restricted stock	stock options
Mr. Drexler	108,074	3,893,837
Ms. Casati	1,749	9,093
Mr. Grand-Jean	1,749	69,585
Mr. House	1,749	2,584
Ms. Reisman	1,749	3,500
Mr. Sloan	1,749	84,102
Mr. Weston	1,749	16,352
Mr. Scully	34,438	68,263
Ms. Gardner	76,215	164,541
Ms. Lyons	99,679	134,759
Ms. Wadle	24,759	27,947

(2)	Includes 343,215 shares owned by a family trust for which Mr. Drexler is a trustee, 1,000,000 shares owned by each of two grantor retained annuity trusts formed in 2008 (the “2008 GRAT#2” and “2008 GRAT#3”) for which Mr. Drexler is a trustee and 1,000,000 owned by each of another two grantor retained annuity trusts formed in 2009 (the “2009 GRAT #1” and “2009 GRAT #2”) for which Mr. Drexler is also a trustee.

(3)	Mr. Coslet is a partner of TPG Capital, L.P., an affiliate of the TPG II Funds (as defined in footnote 4 to this table). Mr. Coslet disclaims beneficial ownership of any shares held by the TPG II Funds.

(4)	TPG Partners II, L.P., TPG Parallel II, L.P. and TPG Investors II, L.P. (collectively, the “TPG II Funds”) directly hold 2,804,255 shares of our common stock. Because of his relationship with the TPG II Funds, Mr. Coulter may be deemed to be the beneficial owner of such shares. Subsequent to the Record Date, on April 8, 2009, the TPG II Funds collectively sold 2,804,255 shares of our common stock. Following the sale, the TPG II Funds no longer hold any of our common stock.

(5)	Based on a Schedule 13G/A filed with the SEC, as of December 31, 2008, Lord, Abbett & Co. LLC (“Lord Abbett”), an investment adviser, reported beneficial ownership of 11,863,669 shares of our Common Stock. Lord Abbett has sole power to dispose of 11,813,868 of the shares owned and sole voting power to vote or direct the vote of 10,459,306 of the shares owned. The address for Lord Abbett is 90 Hudson Street, Jersey City, NJ 07302.

(6)	Based on a Schedule 13G/A filed with the SEC, as of December 31, 2008, FMR LLC and Edward C. Johnson 3d (“ECJ”) reported beneficial ownership of 9,372,128 shares of our Common Stock, of which FMR LLC and ECJ have sole dispositive power and sole voting power to vote or direct the vote of 30,110 shares owned by the institutional accounts managed by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934. In addition, FMR LLC and ECJ have sole dispositive power and sole voting power to vote or direct the vote of 1,200 shares owned by the institutional accounts managed by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 7,946,388 shares reported by FMR LLC, as a result of acting as investment adviser to various investment companies (the “Funds”) registered under Section 8 of the Investment Company Act of 1940. The ownership of one investment company, Fidelity Contrafund, amounted to 6,234,704 shares of our Common Stock. ECJ and FMR LLC, through its control of Fidelity and the Funds each has sole power to dispose of the 7,946,388 shares owned by the Funds. The Board of Trustees of the Funds has the sole power to vote or direct the voting of the shares owned directly by the Funds, in accordance with written guidelines established by the Funds’ Board of Trustees.

FIL Limited (“FIL”), a qualified institution that is separate from FMR but predominately controlled by ECJ and his family, is the beneficial owner of 1,394,430 shares reported by FMR LLC, as a result of FIL and various foreign-based subsidiaries providing investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors.

The address for each of FMR LLC, ECJ, Fidelity and Fidelity Contrafund is 82 Devonshire Street, Boston, Massachusetts 02109. The address for PGATC & PGALLC is 53 State Street, Boston, Massachusetts 02109. The address for FIL is Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda.

(7)	Based on a joint Schedule 13G/A filed with the SEC, as of December 31, 2008, Baron Capital Group, Inc. (“BCG”) and Ronald Baron reported beneficial ownership of 5,305,030 shares of our Common Stock, of which BCG and Ronald Baron have shared voting power of 4,972,630 shares and shared dispositive power of 5,305,030 shares.

BAMCO, Inc. (“BAMCO”) and Baron Capital Management, Inc. (“BCM”), are subsidiaries of BCG and investment advisers registered under Section 203 of the Investment Advisers Act of 1940. BAMCO reported shared voting power of 4,738,205 shares of our Common Stock and shared dispositive power of 5,062,105 shares of our Common Stock. BCM reported shared voting power of 234,425 shares of our Common Stock and shared dispositive power of 242,925 shares of our Common Stock.

BCG and Ronald Baron disclaim beneficial ownership of shares held by their controlled entities (or the investment advisory clients thereof) to the extent such shares are held by persons other than BCG and Ronald Baron. BAMCO and BCM disclaim beneficial ownership of shares held by their investment advisory clients to the extent such shares are held by persons other than BAMCO, BCM and their affiliates.

The address for each of BCG, BAMCO, BCM, and Ronald Baron is 767 Fifth Avenue, New York, NY 10153.

(8)

Based on a Schedule 13G/A filed with the SEC, as of December 31, 2008, T. Rowe Price Associates, Inc. (“Price Associates”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, reported beneficial ownership of 4,792,600 shares of our Common Stock. Price Associates has sole power to dispose of all of the shares owned and sole voting power to vote or direct the vote of 827,000 of the shares owned. The securities are owned by various individual and institutional investors to which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.

(9)

Based on a Schedule 13G filed with the SEC, as of December 31, 2008, Marsico Capital Management, LLC (“Marsico”), an investment adviser, reported beneficial ownership of 3,486,119 shares of our Common Stock. Marsico has sole power to dispose of 3,486,119 of the shares owned and sole voting power to vote or direct the vote of 3,481,782 of the shares owned. The address for Marsico is 1200 17th Street, Suite 1600, Denver, CO 80202.

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and certain officers and holders of more than 10% of the Company’s Common Stock to file initial stock ownership reports and reports of changes in ownership with the SEC. SEC regulations require us to identify anyone who has failed to timely file his or her Section 16(a) reports. Based solely on our review of copies of Section 16(a) reports furnished to us and written representations from certain reporting persons that no other Section 16(a) reports were required during fiscal 2008, we believe that all Section 16(a) filing requirements have been met during fiscal 2008.

MANAGEMENT

Executive Officers

The following table sets forth the name, age and position of individuals who are serving as our executive officers:

Name	Age	Position
Millard Drexler	64	Chairman and Chief Executive Officer
Tracy Gardner	45	President—Retail and Direct
Jenna Lyons	40	Creative Director
Lynda Markoe	42	Executive Vice President, Human Resources
James Scully	44	Chief Administrative Officer and Chief Financial Officer
Libby Wadle	36	Executive Vice President, Factory and Madewell

Millard Drexler.    Mr. Drexler has been our Chief Executive Officer, Chairman of the Board of Directors and a director since 2003. Before joining J.Crew, Mr. Drexler was Chief Executive Officer of The Gap, Inc. from 1995 until 2002, and was President of The Gap, Inc. from 1987 to 1995. Mr. Drexler also serves on the Board of Directors and Compensation and Nominating and Corporate Governance Committees of Apple, Inc.

Tracy Gardner.    Ms. Gardner has been our President—Retail and Direct since 2007 and, before that, was Executive Vice President, Merchandising, Planning & Production since 2004. Prior to joining J.Crew, Ms. Gardner held various positions at The Gap, Inc., including Senior Vice President of Adult Merchandising for the Gap brand from 2002 to 2004, Vice President of Women’s Merchandising for the Banana Republic division from 2001 to 2002, Vice President of Men’s Merchandising for the Banana Republic division from 1999 to 2001 and Divisional Merchandising Manager of Men’s Wovens for the Banana Republic division prior to 1999.

Jenna Lyons.    Ms. Lyons has been our Creative Director since 2007 and, before that, was Senior Vice President of Women’s Design since 2005. Ms. Lyons joined J.Crew in 1990 as an Assistant Designer and has held a variety of positions within the Company, including Designer from 1994 to 1995, Design Director from 1996 to 1998, Senior Design Director in 1999 and Vice President of Women’s Design from 1999 to 2005.

Lynda Markoe.    Ms. Markoe has been our Executive Vice President – Human Resources since 2007 and was previously Vice President and then Senior Vice President – Human Resources since 2003. Before joining J.Crew, Ms. Markoe worked at The Gap, Inc. where she held a variety of positions over 15 years.

James Scully.    Mr. Scully has been our Chief Administrative Officer and Chief Financial Officer since 2008. Prior to that, he was our Executive Vice President and Chief Financial Officer since 2005. Prior to joining J.Crew, Mr. Scully served as Executive Vice President of Human Resources and Strategic Planning of Saks Incorporated from 2004. Before that Mr. Scully served as Saks Incorporated’s Senior Vice President of Strategic and Financial Planning from 1999 to 2004 and as Senior Vice President, Treasurer from 1997 to 1999. Prior to joining Saks Incorporated, Mr. Scully held the position of Senior Vice President of Corporate Finance at Bank of America (formerly NationsBank) from 1994 to 1997.

Libby Wadle.    Ms. Wadle has been our Executive Vice President – Factory and Madewell since 2007 and, before that, served as Vice President and then Senior Vice President of J.Crew Factory since 2004. Prior to joining J.Crew, Ms. Wadle was Division Vice President of Women’s Merchandising at Coach, Inc. from 2003 to 2004 and held various merchandising positions at The Gap Inc. from 1995 to 2003.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION & ANALYSIS

Compensation Philosophy and Compensation Program Objectives

In Fiscal 2008, we experienced significant macroeconomic challenges, which were widespread throughout the economy and the retail industry. This environment, combined with our internal operating challenges, contributed to our failure to achieve certain business objectives established at the beginning of the fiscal year and, as a result, total compensation paid to our executive officers in fiscal 2008 decreased significantly. This reflects our ongoing commitment to a performance-based Company culture where executive compensation is linked to both individual and company performance and is aligned with our stockholders.

We continue to place high value on attracting and retaining our executives and associates since their talent and performance is essential to our long-term success. Long-term equity incentive awards will play an important role in this difficult economic environment because they reward the achievement of long-term business objectives and provide incentives to create stockholder value. We recognize that strong performance by our team may not produce an immediate appreciation in our stock price, particularly in this current macroeconomic environment, but we believe that strong operating performance over time will create stockholder value.

Our compensation program is designed to be both competitive and fiscally responsible. We seek to:

•	attract the highest caliber of talent required for the success of our business,

•	retain those associates capable of achieving challenging performance standards,

•	incent associates to strive for superior Company and individual performance, and

•	align management, associates and stakeholder interests over both the short-term and long-term, while at the same time discouraging excessive or inappropriate risk taking.

We seek to achieve the objectives of our executive compensation program by offering a compensation package that utilizes three key elements: (1) base salary, (2) annual cash incentives, and (3) long-term equity incentives. We believe that together these performance-based elements support the objectives of our compensation program.

•

Base Salaries. We seek to provide competitive base salaries factoring in the responsibilities associated with the executive’s position, the executive’s skills and experience, and the executive’s performance as well as other factors. We believe appropriate base salary levels are critical in helping us attract and retain talented associates.

•

Annual Cash Incentives. The aim of this element of compensation is to reward individual and group contributions to the Company’s annual operating performance based upon the achievement of pre-established performance standards in the most recent completed fiscal year.

•

Long-Term Equity Incentives. The long-term element of our compensation program consists of discretionary grants of equity awards, which are reviewed annually. These awards are designed to align the interests of management and associates with those of the Company and its stockholders by directly linking individual compensation to the Company’s long-term performance, as reflected in stock price appreciation and increased stockholder value.

Below is a description of our executive compensation process and a detailed discussion of each of the key elements of our compensation program as they apply to the individuals named in the Summary Compensation Table of our proxy statement (the “Named Executive Officers”). The compensation committee of the Board (the “Committee”) has continued to review the overall design of our executive compensation program to ensure that it is structured to most effectively meet our compensation philosophy and objectives. The Committee also evaluates the program in the context of competitive market practice, as well as applicable legal and regulatory guidelines, including IRS rules governing the deductibility of compensation.

The Executive Compensation Process

The Compensation Committee

The Committee oversees our executive compensation program. The Committee meets regularly, both with and without management and its independent advisors. The Committee’s responsibilities are detailed in its charter, which can be found on the investor relations section of our website at www.jcrew.com. These responsibilities include, but are not limited to, the following:

•	reviewing and approving our compensation philosophy,

•	determining executive compensation levels,

•	annually reviewing and assessing performance goals and objectives for all executive officers, including the Chief Executive Officer (“CEO”), and

•	determining short-term and long-term incentive compensation for all executive officers, including the CEO.

The Committee is responsible for making all decisions with respect to the compensation of the Named Executive Officers. With respect to the Named Executive Officers other than the CEO, the Committee’s compensation decisions involve the review of recommendations made by our CEO. The CEO attends the Committee’s meetings and provides input to the Committee regarding the effectiveness of the compensation program in attracting and retaining key talent. He makes recommendations to the Committee regarding executive merit increases, short-term and long-term incentive awards and compensation packages for executives being hired or promoted. The Committee also considers the CEO’s evaluation of the performance of the Named Executive Officers, all of whom report to him.

The compensation of the CEO is determined by the Committee independently of management. The Committee makes decisions about the CEO’s compensation during executive session outside the presence of the CEO. Annually, outside directors of the Board evaluate the performance of the CEO and that evaluation is then communicated to the CEO by the Chairman of the Committee.

The Committee’s process for determining executive compensation is straightforward. In the first quarter of each fiscal year, the Committee’s primary focus is to review base salaries, determine payout amounts for annual cash incentives in respect of the prior fiscal year for the Named Executive Officers, and review long-term equity awards for the senior officers and certain other key associates. At this time, the Committee also reviews and establishes performance metrics for the current fiscal year’s annual incentive plan.

The Committee considers both external and internal factors when making decisions about executive compensation. External factors include the competitiveness of each element of our compensation program relative to peer companies and the market demand for executives with specific skills or experience in the specialty apparel industry. Internal factors include an executive’s level of responsibility, level of performance, long-term potential and previous levels of compensation, including outstanding equity awards. While all of these factors provide useful data points in setting compensation levels, we take into account the fact that external data typically reflects pay decisions made during a prior year. We also consider the state of the overall retail industry, economy and general business conditions.

Outside Compensation Consultant

The Committee retains Mercer to serve as an outside compensation consultant to the Committee. Mercer advises the Committee on compensation plan design issues, regulatory changes, and best practices related to compensation and prepares benchmarking data using the comparative group described below. Mercer reports directly to the Committee. In addition, as a normal course of business, the Company has in the past and may continue in the future to purchase and/or participate in Mercer surveys. In fiscal 2008, the Company retained Marsh USA (a Mercer affiliate) to provide insurance brokerage, risk management advisory and general consulting services; Kroll (a Mercer affiliate) to provide information technology consulting services; and Oliver Wyman (a Mercer affiliate) to provide actuarial services. The Committee has reviewed the nature and cost of these services and believes they do not impair Mercer’s ability to provide an objective perspective to the Committee regarding executive compensation. The Committee continues to monitor these relationships.

Benchmarking Process

In making compensation decisions, the Committee considers the competitive market for executives and compensation levels provided by comparable companies. The comparative group used to benchmark compensation with respect to our Named Executive Officers and other key associates is composed of specialty retailers with highly visible brands that we view as competitors for customers and/or executive talent. For fiscal 2008, the peer companies were Abercrombie & Fitch, Aeropostale Inc., American Eagle Outfitters Inc., Ann Taylor Stores Corp., Chicos FAS Inc., Coach Inc., Gap Inc., Limited Brands, New York & Co., Inc., Polo Ralph Lauren, Talbots Inc. and Urban Outfitters Inc. This comparator group did not change relative to the companies that were considered in the prior fiscal year but the Committee does review the list of peer companies annually to ensure it remains appropriate. We also considered compensation survey data from surveys in which we participate or purchase from a variety of publishers which may incorporate data from other industries.

Though the Company generally targets salary levels at the median of our peer group, total compensation may exceed or fall below the median for certain of our Named Executive Officers and other key associates since one of the objectives of our compensation program is to consistently reward and retain top performers. As a result, actual compensation will vary depending on individual and Company performance. For fiscal 2008, total compensation for each of the Named Executive Officers was generally at the median level as compared to the total compensation paid to the executives in comparable roles within the peer group.

CEO Compensation

At the time Mr. Drexler joined the Company in 2003, he invested $10 million of his own funds to purchase a substantial equity ownership interest in the Company. He also paid us $200,000 as consideration for a grant of 1,080,032 non-qualified stock options and $800,000 for a grant of 1,404,040 shares of restricted stock. In addition, he was awarded 3,240,096 premium priced stock options and 108,003 shares of restricted stock, subject to four and five year vesting conditions.

Since 2003, Mr. Drexler’s annual base salary of $200,000 has not increased and his compensation continues to be heavily weighted to equity incentive awards. Since then, he has been awarded 485,433 shares of restricted stock and 666,158 stock options.

As of the Record Date, Mr. Drexler beneficially owns 8,345,126 shares, or approximately 13.34% of the Company’s common stock. Of this amount, approximately 93% of his beneficial ownership was acquired by Mr. Drexler as part of his initial investments and equity awards at the time he joined the Company and 7% of his beneficial ownership represents equity awards to him since then.

The combination of Mr. Drexler’s investment in the Company and his equity incentive awards is consistent with his role as an owner-manager and is designed to ensure his commitment to the long-term future of the Company. Details regarding Mr. Drexler’s current compensation package are contained in tables that follow and a description of his second amended and restated employment agreement begins on page 19 of this proxy statement. We continue to evaluate the components and level of our CEO’s compensation.

Components of the Executive Compensation Program

We believe that a substantial portion of executive compensation should be performance-based. We believe it is essential for executives to have a meaningful equity stake linked to the long-term performance of the Company and, therefore, we have created compensation packages that aim to foster an owner-operator culture. As such, other than base salary, compensation of our Named Executive Officers is largely comprised of variable or “at-risk” incentive pay linked to the Company’s financial and stock performance and individual contributions. Other factors we consider in evaluating executive compensation include internal equity, external market and competitive information, assessment of individual performance, level of responsibility, and the overall expense of the program. In addition, we also strive to offer benefits competitive with those of our peer group and appropriate perquisites.

Base Salary

Base salary represents the fixed component of our Named Executive Officers’ compensation. The Committee sets base salary levels based upon experience and skills, position, level of responsibility, the ability to replace the individual, and market practices. In general, the Committee seeks to target salary levels at the median of its peer group. The Committee reviews base salaries of the Named Executive Officers annually and approves all salary increases for the Named Executive Officers, including Mr. Drexler. Increases are based on several factors, including, the Committee’s assessment of individual performance and contribution, promotions, level of responsibility, scope of position, competitive market data, and general economic, retail and business industry conditions, as well as, with respect to our Named Executive Officers other than Mr. Drexler, input from Mr. Drexler.

In Spring 2008, in conjunction with its annual review process, the Committee reviewed base salaries for our Named Executive Officers. The Committee decided that Mr. Drexler’s base salary was to remain at $200,000 given his role as owner-manager. This salary is well below the salary level normally provided to a Chief Executive Officer of a company of comparable size, complexity, and performance and below the median level of our peer group. Mr. Scully received a salary increase of 12.1%, in connection with his assumption of additional responsibilities as Chief Administrative Officer. Ms. Gardner received a salary increase of 3.6%. Ms. Lyons received a salary increase of 7.4% in connection with her assumption of additional responsibilities as Creative Director. Ms. Wadle received an increase of 18.8% in connection with her assumption of responsibility for the Madewell division. These salary levels were effective as of April 3, 2008. Each of these salary increases were also based on merit and an assessment of individual performance. For fiscal 2008, base salaries for each Named Executive Officer were targeted at the median level as compared to the base salaries paid to the executives in comparable roles within the peer group, with the exception of Mr. Drexler, as discussed above.

Annual Cash Incentives

Our Named Executive Officers have the opportunity to earn cash incentives for meeting annual performance goals. Before the end of the first quarter of the relevant fiscal year, the Committee establishes financial and performance targets and opportunities for such year, which are based upon the Company’s EBITDA goals and are linked to our budget and plan for long-term success. These EBITDA performance targets are the key measures used to determine whether an incentive award will be paid for the fiscal year and, to the extent achieved, determine the range of the incentive award opportunity for the Named Executive Officers.

Annual incentive awards to our Named Executive Officers are paid from the same incentive pool used for all of our eligible associates. For fiscal 2008, the potential size of the total pool varied depending on the Company’s performance against pre-established EBITDA goals for the fiscal year ended January 31, 2009, as follows, which were approved by the Committee on March 13, 2008:

	Threshold	Target	Max
% of Target Incentive Pool Funded	33%	100%	200%
EBITDA goal (in millions)	$229.4	$257.1	$271.1

To develop the target incentive pool, we add up the target incentive awards assigned to each plan participant. Mr. Drexler’s target award for fiscal 2008 was $800,000, as defined in his amended and restated employment agreement, with a range of potential payment from $0 to $1,600,000. Target awards of the Named Executive Officers, other than Mr. Drexler, are expressed as a percentage of salary for the relevant fiscal year. The target award for Ms. Gardner and Mr. Scully for fiscal 2008 was 75%, with a range of potential payments from zero to 150% of annual base salary. The target award for Mss. Wadle and Lyons was 50%, with a range of potential payments from zero to 100% of annual base salary. The target percentage for Mr. Scully was increased by the Committee from 50% to 75% in connection with his promotion to Chief Administrative Officer, effective for fiscal year 2008.

If the Company does not meet the threshold EBITDA target, then no annual incentive awards are made to the Named Executive Officers under the plan. If the Company meets or exceeds the threshold EBITDA target, then certain performance metrics for the Named Executive Officers are considered, along with a subjective assessment of each executive’s individual performance. For fiscal 2008, in addition to the EBITDA targets, the Committee established broad performance metrics applicable to all of the Named Executive Officers based upon diluted earnings per share, pre-tax return on invested capital and total revenue. These broad-based performance metrics consist of the basic financial criteria by which a similar specialty retailer could be judged. These additional metrics are intended to frame performance expectations for the year for the Named Executive Officers but not to assure or preclude payment of an incentive award or to be used in any fixed or specific mathematical formula related to the amount of the incentive award to be paid.

The Committee determines the amount of Mr. Drexler’s annual incentive award independently of management, with no fixed or specific mathematical weighting applied to the performance metrics or any element of his individual performance. The Committee approves his incentive award based upon the EBITDA targets, the performance metrics and other business performance factors they deem relevant.

The Committee determines the amount of the annual incentive award for the other Named Executive Officers using its discretion, subject to the maximum specified in the plan. In making this determination, the Committee takes into account the recommendations of Mr. Drexler. Each of the other Named Executive Officers reports directly to Mr. Drexler. Mr. Drexler takes significant time to review both the quantitative and qualitative performance results of each such executive and recommends to the Committee an incentive award amount for each of them. Provided the threshold EBITDA target is achieved, Mr. Drexler then considers whether to recommend payouts for individuals at the level established by EBITDA results and within the range established by each Named Executive Officer’s target incentive. Final annual incentive awards are established based on the overall judgment of the Committee, taking into account the recommendations made by Mr. Drexler, with no fixed or specific mathematical weighting applied to any element of individual performance.

For fiscal 2008, the Company did not achieve the EBITDA threshold of $229.4 million and, as a result, no annual incentive awards were paid to the Named Executive Officers.

Long-Term Equity Incentives

Our Named Executive Officers’ compensation is heavily weighted in long-term equity as we believe stockholder value is achieved through an ownership culture that encourages a focus on long-term performance by our Named Executive Officers and other key associates. By providing our executives with an equity stake in the Company, we are better able to align the interests of our Named Executive Officers and our stockholders. In establishing long-term equity incentive grants for our Named Executive Officers, the Committee reviews certain factors, including the outstanding equity grants held both by the individual and by our executives as a group, total compensation, performance, accumulated wealth analysis that includes projections of the potential value of vested equity (which is prepared reflecting assumptions about future stock price growth rates), the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors.

We have a written policy for granting equity for hiring, retention and recognition purposes. Under the policy, the CEO or his designee may communicate the anticipated number of restricted shares or options to be granted to associates at the level of Vice President or below. Awards are not actually granted until approved by the Committee at its next meeting or by unanimous written consent. All grants of equity to associates above the Vice President level, including the Named Executive Officers, are determined and approved by the Committee. Management provides the Committee with a recommendation concerning the size of the equity awards for the Named Executive Officers other than the CEO. The recommended size of each award takes into account many factors, including the individual performance of each Named Executive Officer, their long-term potential and the value of prior outstanding equity awards. Each equity grant approved by the Committee is made on the 15th day of the month in which the grant is approved if the grant is approved prior to the 15th of the month, or on the 15th day of the following month if the grant is approved on or after the 15th of the month (or in each case on the first business day following the 15th, if the 15th is not a business day). For new hires, equity is granted on the 15th day of the following month in which employment commences, as long as the Committee has approved it. However, if the Company expects to file an annual report on Form 10-K or a quarterly report on Form 10-Q on or after the 15th day of the relevant month, the grant will not be made until the 5th business day following the date of filing.

In July 2008, the Committee approved a grant of non-qualified stock options to each of our Named Executive Officers. The Committee determined that it was appropriate to award stock options as they are inherently aligned with stockholder value. The stock options were granted on July 15, 2008 in accordance with our equity grant policy. The number of shares of Common Stock underlying each stock option grant was determined by the Committee based on the outstanding equity grants held both by the individual and by our executives as a group, total compensation, performance, accumulated wealth analysis that includes projections of the potential value of vested equity (which is prepared reflecting assumptions about future stock price growth rates), the vesting dates of outstanding grants, tax and accounting costs, potential dilution and other factors. The exercise price of the stock options equals 100% of the fair market value based on the average of the high and low price of a share of our Common Stock on the NYSE on the day prior to the date of grant in accordance with the terms of the applicable equity plan. To ensure the effectiveness of these awards as a retention device, the Committee determined that the stock options would vest in four equal annual installments beginning on the second anniversary of the Grant Date. The term of the options is seven years. The grant date fair value of these options is shown in the Grants of Plan-Based Awards table shown on page 21 of this proxy statement.

All options and restricted shares awarded under our equity plans are also subject to a double-trigger vesting condition under the terms of our equity award letters, which provides for an acceleration of the vesting schedule if the associate is terminated without cause or resigns for good reason within the one-year period following a change in control. We believe this structure provides an appropriate balance between building stockholder value and protecting the executives in the event of a corporate transaction since the continued vesting conditions are designed to assist the Company in retaining the Named Executive Officer if it chooses to do so.

Equity Ownership and Guidelines. Though the Company does not currently have an equity ownership policy for its Named Executive Officers, we believe in the importance of ongoing executive stock ownership in the Company and in linking the interests of our Named Executive Officers to those of our stockholders. We believe the structure of our long-term equity incentive programs, as well as the substantial equity interests of our Named Executive Officers generally, evidence this belief. The Committee will continue to evaluate its policies in regard to equity ownership guidelines.

Benefits and Perquisites. Benefits are provided to our Named Executive Officers in the same manner that they are provided to all other associates with the exception of our 2007 Associate Stock Purchase Plan. Senior Vice Presidents and above (including each of the Named Executive Officers) are not currently eligible to participate in this plan.

Our Named Executive Officers are eligible to participate in the Company’s 401(k) plan and receive the same health, life, and disability benefits available to our associates generally.

We offer all of our associates and directors, including Named Executive Officers, a 30% discount on all merchandise in our factory and retail stores, and through our direct channels (catalog and internet). We offer this discount because it is beneficial to our Company to encourage associates and directors to shop in our stores and online. Additionally, this discount represents common practice in the retail industry. This discount is extended to IRS qualified dependents, spouses and same-sex domestic partners. Federal tax law requires that the value of any discount extended to a same sex domestic partner be taxed as wages to the associate and further requires the Company to include the value of the discount as income to the associate.

We do not offer a defined benefit pension, supplemental executive retirement plan (SERP) or a non-qualified deferred compensation plan to our associates or Named Executive Officers.

In addition, from time to time the Company agrees to provide certain executives with perquisites. The Company provides these perquisites on a limited basis in order to attract key talent and to enhance business efficiency. We believe these perquisites are in line with market practice. For fiscal 2008, we provided certain Named Executive Officers with the following perquisites:

Driver. We provide Mr. Drexler with a driver for all business needs. Mr. Drexler reimburses the Company for his personal use of the driver, including commuting to and from work.

Legal Fees. We reimbursed Mr. Drexler for certain legal fees paid to his personal attorneys in connection with work directly related to Company business.

The cost incurred by the Company for certain of these perquisites is detailed in the Summary Compensation Table on page 18 of this proxy statement.

Tax Gross-ups. Pursuant to the terms of Mr. Drexler’s employment agreement, in the event that any payment or benefit provided to Mr. Drexler under his employment agreement or any other plan, program or arrangement of ours in connection with a change in control becomes subject to excise taxes, Mr. Drexler will be entitled to receive a “gross-up” payment in connection with such excise taxes. This provision was negotiated as a part of Mr. Drexler’s employment agreement when he joined the Company in 2003. No other Named Executive Officers are entitled to receive a tax “gross-up” payment in the event of a change in control.

Fiscal Year 2009 Compensation

For fiscal year 2009, given the ongoing challenging economic environment, we have already implemented certain actions to date as part of an overall cost reduction program.

•	We have determined that there will be no merit-based salary increases company-wide (including for the Named Executive Officers).

•	We have suspended the Company match to our 401(k) Plan through the remainder of the year.

•

We have suspended the participation of senior vice presidents and above (including the Named Executive Officers) in the Company’s annual cash incentive plan and replaced it with awards of performance-based restricted stock, which will vest based on the Company’s satisfaction of certain objective performance criteria for fiscal year 2009. The Committee shall also have the discretion to reduce the actual number of shares based on its assessment of individual performance.

We intend to continue using equity incentive awards that provide a strong link to stock price appreciation and performance-based equity incentives that are intended to have a strong retention impact and to provide a direct link to long-term company performance.

The Committee will be continuing to evaluate our compensation program over the course of the year, given the volatility and uncertainty of legislative, regulatory, capital market, economic and industry conditions. The retail industry has been negatively impacted by the global economic crisis and the Committee intends to monitor conditions carefully, making adjustments to specific elements of our Compensation program or to our comparative peer group, as conditions warrant.

Employment Agreements

From time to time, the Company enters into employment agreements in order to attract and retain key executives. Messrs. Drexler and Scully and Mss. Gardner and Lyons are parties to an employment agreement and Ms. Wadle is a party to a Non-Disclosure, Non-Solicitation and Non-Competition agreement. As described beginning on page 19 of this proxy statement, the employment agreements generally define the executive’s position, specify a minimum base salary, and provide for participation in our annual and long-term incentive plans, as well as other benefits. Most of the agreements contain covenants that limit the executives’ ability to compete or solicit associates or customers for a specified period following termination. The agreements also provide for various benefits under certain termination scenarios, as detailed beginning on page 24 of this proxy statement. In general, these benefits consist of salary continuation for periods ranging from twelve (12) to eighteen (18) months, a pro-rata cash incentive award for the year in which termination occurred, and in some cases, the acceleration or continued vesting (in accordance with the original vesting schedule) of a portion of unvested equity. The provisions vary by executive because each agreement is negotiated by the Company and the Named Executive Officer on an individual basis at the time of hire or renewal, as applicable. The agreements with Mr. Scully and Ms. Gardner were updated upon renewal of the initial term to ensure their continued effectiveness as a retention tool. Ms. Lyons first became party to an employment agreement with an initial term of five-years commencing December 17, 2007 with automatic one-year renewals thereafter, in connection with her promotion to the role of Creative Director. We believe that these agreements enhance our ability to recruit and retain the Named Executive Officers, offer them a degree of security in the very dynamic environment of the retail industry, and protect us competitively through non-competition and non-solicitation requirements if executives terminate their employment with us.

On September 10, 2008, the Company entered into an amended and restated employment agreement with Mr. Scully which provides for the continued terms and conditions of Mr. Scully’s employment. The agreement has a three-year initial term commencing April 6, 2008 with automatic one-year renewals. The initial term of Mr. Scully’s previous agreement was scheduled to end on September 7, 2008. In addition, Mr. Scully assumed the additional responsibilities of Chief Administrative Officer and thus the Committee felt an amended and restated agreement was appropriate. A discussion of the material terms of the amended and restated agreement can be found on page 19 of this proxy statement. In addition, the amended and restated agreement also provides for various benefits under certain termination scenarios, as detailed beginning on page 25 of this proxy statement.

In December 2008, Mr. Drexler and Mss. Lyons and Wadle entered into amended and restated employment agreements with the Company for the limited purpose of documenting compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended. These changes did not have the effect of increasing or decreasing the compensation payable to these executives under the terms of each agreement nor did they affect the term of the agreements. The employment agreements with Mr. Scully and Ms. Gardner were already in documentary compliance with such deferred compensation rules and did not require amendment.

Executive Compensation Tax Deductibility

Section 162(m) of the Code generally denies a federal income tax deduction for certain compensation in excess of $1 million per year paid to the Chief Executive Officer and the three other most highly-paid executive officers of a publicly-traded corporation (excluding the Chief Financial Officer). Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. In addition, “grandfather” provisions may apply to certain compensation arrangements that existed before the corporation was publicly held. In view of such grandfather provisions, the Company expects that Section 162(m) will not limit the Company’s tax deduction for executive compensation for fiscal year 2008. The Committee intends to continue to review its executive compensation program on an ongoing basis with respect to Section 162(m) and, where it deems advisable, the Committee will take appropriate action to preserve the tax deductibility of its executive compensation. However, the Committee intends to remain flexible to take actions that are deemed to be in the best interests of the Company and its stockholders and to maximize the effectiveness of the Company’s executive compensation plans. Such actions may not always qualify for tax deductibility under the Code.

The section below contains information, both narrative and tabular, regarding the types of compensation paid to (i) our principal executive officer, (ii) our principal financial officer and (iii) and our remaining Named Executive Officers as of the end of fiscal 2008. The Summary Compensation Table contains an overview of the amounts paid to our Named Executive Officers for fiscal years 2008, 2007 and 2006. The tables following the Summary Compensation table – the Grants of Plan-Based Awards, Outstanding Equity Awards at Fiscal Year-End, and Option Exercises and Stock Vested – contain details of our Named Executive Officers recent non-equity incentive and equity grants, past equity awards, general equity holdings, and equity exercises. Finally, we have included a table showing potential severance payments to our Named Executive Officers pursuant to their individual employment agreements and certain of our equity incentive plans.

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid to or earned during fiscal years 2008, 2007 and 2006 by our Named Executive Officers:

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

Millard Drexler, Chairman and Chief Executive Officer	2008	$200,000	$0	$470,231	$1,190,989	$ 14,900	$1,876,120
	2007	$200,000	$1,504,000	$424,225	$609,612	$ 25,192	$2,763,029
	2006	$203,800	$1,600,000	$284,752	$112,885	$ 63,414	$2,264,851

James Scully, Chief Administrative Officer and Chief Financial Officer	2008	$588,800	$0	$193,270	$414,514	$ 10,702	$1,207,286
	2007	$529,600	$500,000	$171,098	$310,462	$ 7,119	$1,518,279
	2006	$505,300	$500,000	$117,250	$260,754	$ 276,969	$1,660,273

Tracy Gardner, President—Retail and Direct	2008	$720,700	$0	$250,492	$938,867	$ 9,277	$1,919,336
	2007	$684,600	$875,000	$202,980	$780,974	$ 9,308	$2,552,862
	2006	$594,200	$600,000	$87,592	$316,292	$ 10,646	$1,608,730

Jenna Lyons, Creative Director	2008	$716,000	$0	$518,659	$604,046	$ 9,354	$1,848,059
	2007	$576,900	$2,437,000	$253,329	$444,101	$ 9,923	$3,721,253
	2006	$492,300	$375,000	$73,322	$182,250	$ 8,354	$1,131,226

Libby Wadle, Executive Vice President—Factory and Madewell	2008	$462,000	$0	$95,468	$392,550	$ 8,699	$958,717
	2007	$390,800	$380,600	$70,598	$281,138	$ 9,162	$1,132,298
	2006	$330,500	$238,000	$16,750	$92,505	$ 3,662	$681,417

(1)	Represents total amount earned by each Named Executive Officer during the fifty-two week fiscal years 2007 and 2008 and the fifty-three week fiscal year 2006.

(2)	Represents the annual cash incentive awards earned in fiscal years 2007 and 2006 by each Named Executive Officer under our Company Annual Incentive Plan and paid to him or her on April 16, 2008 and April 17, 2007, respectively. In addition, for Ms. Lyons, represents an award of $2,000,000 in fiscal year 2007 in connection with her promotion to Creative Director and execution of a new employment agreement and an award of $25,000 in fiscal year 2006 as mid-year discretionary bonus. For fiscal year 2008, no annual cash incentive awards were paid to the Named Executive Officers. See page 14 of this proxy statement for a description of our Annual Incentive Plan.

(3)	For each of the Named Executive Officers, represents the dollar amount we recorded under FAS 123(R) as share-based compensation in our financial statements for fiscal years 2008, 2007 and 2006 of restricted stock awards and stock option grants made in and prior to those fiscal years. Unlike the amount reflected in our financial statements, however, this amount does not reflect any estimate of forfeitures related to service-based vesting. Instead, it assumes that the executive will perform the requisite service to vest in the award. See the caption “Share-Based Compensation” in note 2 to our consolidated financial statements in our Annual Report on Form 10-K for each of the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007 for a description of assumptions underlying valuation of equity awards.

(4)	All other compensation for fiscal year 2008 consisted of the following:

	Matching Contributions(i)	Legal Fees(ii)	Total
Millard Drexler	$—	$14,900	$14,900
James Scully	$10,702	$—	$10,702
Tracy Gardner	$9,277	$—	$9,277
Jenna Lyons	$9,354	$—	$9,354
Libby Wadle	$8,699	$—	$8,699

(i)	Represents total Company contributions to each Named Executive Officer’s account in the Company’s tax-qualified 401(k) Plan.

(ii)	With respect to Mr. Drexler, represents the Company’s reimbursement for certain legal fees paid to Mr. Drexler’s personal attorneys in connection with work directly related to the Company’s business.

Named Executive Officer Employment Agreements

Millard Drexler

Mr. Drexler has entered into a second amended and restated employment agreement with us, effective October 2005, pursuant to which he agreed to continue to serve as our Chief Executive Officer. The initial term of his agreement extended through August 31, 2008 and, thereafter, automatically renews for successive one (1) year periods unless we or Mr. Drexler provide at least 90 days’ written notice prior to the expiration of the then-current term. The second amended and restated agreement provides Mr. Drexler with a minimum annual base salary of $200,000, an opportunity to earn an annual cash incentive award based on the achievement of earnings objectives to be determined each year and the reimbursement of business expenses. Pursuant to the amended and restated agreement, Mr. Drexler is eligible to receive a target cash incentive award of $800,000 (provided that his cash incentive award may be greater or less at the Committee’s discretion). Furthermore, the agreement provides that during the term of Mr. Drexler’s employment and for a period of six years thereafter, we will purchase and maintain, at our expense, directors and officers liability insurance providing coverage for Mr. Drexler in the same amount as our other executive officers and directors.

The agreement also subjects Mr. Drexler to non-solicitation and non-competition covenants during his employment and for a period of two (2) years and one (1) year, respectively, following termination of employment for any reason. In the event his employment is terminated without “cause” or for “good reason,” Mr. Drexler is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 24 of this proxy statement.

In December 2008, Mr. Drexler entered into a second amended and restated employment agreement with the Company for the limited purpose of documenting compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended. These changes did not have the effect of increasing or decreasing the compensation payable to Mr. Drexler under the terms of the agreement.

James Scully

Mr. Scully has entered into an amended and restated employment agreement with us, effective April 6, 2008, pursuant to which he has agreed to serve as our Chief Administrative Officer and Chief Financial Officer for three years beginning in April 2008, subject to automatic one-year renewals unless we or Mr. Scully provide four month’s written notice prior to the expiration of the then current term. The agreement provides for a base salary of $600,000, which will be reviewed annually by us. He is eligible to receive an annual cash incentive award with a target of 75% of base salary based upon the achievement of certain Company and individual performance objectives to be determined each year. The agreement subjects Mr. Scully to non-competition and non-solicitation covenants during his employment and for a period of twelve (12) and eighteen (18) months, respectively, following termination of employment for any reason (except that the non-competition covenant will not apply in the event Mr. Scully’s employment is terminated by the Company without “cause,” by Mr. Scully for “good reason” or because the Company provides Mr. Scully written notice of our intention not to renew the agreement). In the event his employment is terminated without “cause” or for “good reason,” Mr. Scully is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 25 of this proxy statement.

Tracy Gardner

Ms. Gardner has entered into an amended and restated employment agreement with us pursuant to which she has agreed to serve as President – Retail and Direct for four years beginning in March 2008, effective March 15, 2008, subject to automatic one-year renewals unless we or Ms. Gardner provide four month’s written notice prior to the expiration of the current term. The agreement provides for a minimum annual base salary of $700,000, which will be reviewed annually by us, and an annual cash incentive award with a target of 75% of base salary. The agreement also subjects Ms. Gardner to non-competition and non-solicitation covenants during her employment and for a period of twelve (12) and eighteen (18) months, respectively, following termination of employment for any reason. In the event her employment is terminated without “cause” or for “good reason,” Ms. Gardner is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 26 of this proxy statement.

Jenna Lyons

Ms. Lyons has entered into an amended and restated employment agreement with us pursuant to which she has agreed to serve as Creative Director for five years beginning in December 2007, subject to automatic one-year renewals unless we or Ms. Lyons provide four month’s written notice prior to the expiration of the current term. The agreement provides for a minimum annual base salary of $675,000, which will be reviewed annually by us, and an annual cash incentive award with a target of 50% of base salary. In addition, the agreement provided for payment by the Company of a one-time cash contract supplement of $2,000,000 which was paid to Ms. Lyons in January 2008, provided, that if her employment is terminated prior to December 2009 for any reason other than without “cause” or for “good reason,” then she shall immediately reimburse this amount to the Company. If her employment is terminated following December 2009 but prior to December 2011 for any reason other than without “cause” or for “good reason,” then she shall immediately reimburse the Company for $1,000,000 of the contract supplement. The agreement also subjects Ms. Lyons to non-competition and non-solicitation covenants during her employment and for a period of twelve (12) months following termination of employment for any reason. In the event her employment is terminated without “cause” or for “good reason,” Ms. Lyons is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 27 of this proxy statement.

Ms. Lyons has also entered into a long-term incentive agreement with us in April 2006, pursuant to which she received a long-term cash incentive award and a restricted stock grant provided she remains employed with us through the vesting and payment dates of each award. The agreement provides for a cash incentive award of $350,000 payable in two equal annual installments of $175,000 on August 28, 2009 and August 27, 2010. In addition, under the terms of the agreement, she was awarded 15,000 shares of restricted stock which will vest and become exercisable on August 1, 2010.

In December 2008, Ms. Lyons entered into an amended and restated employment agreement with the Company for the limited purpose of documenting compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended. These changes did not have the effect of increasing or decreasing the compensation payable to Ms. Lyons under the terms of the agreement.

Libby Wadle

Ms. Wadle has entered into a non-disclosure, non-solicitation and non-competition agreement with us for three years beginning in August 2006, subject to renewal upon mutual agreement. The agreement subjects Ms. Wadle to non-solicitation and non-competition covenants during her employment and for a period of twelve (12) months following termination of employment for any reason. In the event her employment is terminated without cause or for “good reason,” Ms. Wadle is entitled under the agreement to certain post-employment compensation, as detailed beginning on page 28 of this proxy statement.

In December 2008, Ms. Wadle entered into an amended and restated non-disclosure, non-solicitation and non-competition agreement with the Company for the limited purpose of documenting compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended. These changes did not have the effect of increasing or decreasing the compensation payable to Ms. Wadle under the terms of the agreement.

GRANTS OF PLAN-BASED AWARDS—FISCAL 2008

The following table sets forth the non-equity incentive award that could have been payable pursuant to our annual cash incentive plan and equity awards granted pursuant to our long-term equity plans to our Named Executive Officers for fiscal 2008. For fiscal 2008, the Company did not achieve the threshold EBITDA goal under the annual cash incentive plan and therefore no annual cash incentive awards were paid to the Named Executive Officers.

Name	Grant Date	Approval Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Option Awards: Number of Securities Underlying Options(3) (#)	Exercise or Base Price of Option Awards(4) ($/sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
			Threshold ($)	Target ($)	Maximum ($)

Millard Drexler	—	—	$266,667	$800,000	$1,600,000	—	—	—
	7/15/08	7/14/08	—	—	—	275,000	$28.585	$3,434,750

James Scully	—	—	$150,000	$450,000	$900,000	—	—	—
	7/15/08	7/14/08	—	—	—	60,000	$28.585	$749,400

Tracy Gardner	—	—	$181,250	$543,750	$1,087,500	—	—	—
	7/15/08	7/14/08	—	—	—	110,000	$28.585	$1,373,900

Jenna Lyons	—	—	$120,800	$362,500	$725,000	—	—	—
	7/15/08	7/14/08	—	—	—	110,000	$28.585	$1,373,900

Libby Wadle	—	—	$79,167	$237,500	$475,000	—	—	—
	7/15/08	7/14/08	—	—	—	75,000	$28.585	$936,750

(1)	Pursuant to the Company’s policy for granting equity, all grants of equity to Named Executive Officers are determined and approved in advance by the Company’s compensation committee. See a description of the Company’s policy for granting equity on page 15 of this proxy statement. The committee approved the July 15, 2008 option grants to Messrs. Drexler and Scully and Mss. Gardner, Lyons and Wadle by a unanimous written consent approved by all committee members on July 14, 2008.

(2)	Represents what possible payouts under the Company’s annual cash incentive plan were for fiscal 2008. For fiscal 2008, no awards were paid to the Named Executive Officers because the Company did not achieve the threshold EBITDA target under the plan.

(3)	Represents option awards granted under the Company’s 2008 Equity Incentive Plan. These options vest and become exercisable in four equal annual installments beginning on the second anniversary of the date of grant and have a seven year term.

(4)	In accordance with the provisions of the Company’s 2008 Equity Incentive Plan, exercise price is determined by taking the average of the high and low price of a share of our Common Stock as reported on the NYSE for the last day immediately preceding the date of grant.

(5)	These amounts represent the grant date fair value calculated in accordance with FAS123(R). In each case, the amount was calculated excluding forfeiture assumptions. The assumptions used in calculating these amounts are described under the caption “Share-Based Compensation” in note 2 to our consolidated financial statements included in our Annual Report on Form 10-K filed for the fiscal year ended January 31, 2009.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

The following table sets forth information regarding the outstanding awards under our long-term equity incentive plans held by our Named Executive Officers at the end of fiscal 2008.

		Option Awards				Stock Awards
Name	Grant Year	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested (#)		Market Value of Shares or Units of Stock Held that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units of Other Rights that Have Not Vested ($)(2)

Millard Drexler	2003	540,015	0	$3.53	2/12/13	58,074	(3)	$580,740	50,000	(4)	$500,000
	2004	1,620,048	0	$7.75	3/26/14
	2004	1,620,048	0	$12.92	3/26/14
	2004	32,296	0	$3.53	12/01/14
	2005	38,715	38,716	$7.75	8/08/15
	2005	38,715	38,716	$12.92	8/08/15
	2007	0	200,000	$39.525	5/15/14
	2008	0	275,000	$28.585	7/15/15

	Total	3,889,837	552,432			58,074		$580,740	50,000		$500,000

James Scully	2005	24,197	24,198	$6.93	9/07/15	16,938	(3)	$169,380	17,500	(4)	$175,000
	2005	19,358	19,358	$7.75	9/07/15
	2005	19,358	19,358	$12.92	9/07/15
	2006	5,350	7,500	$20.00	6/27/16
	2006	0	17,500	$33.18	11/15/13
	2007	0	17,500	$39.525	5/15/14
	2008	0	60,000	$28.585	7/15/15

	Total	68,263	165,414			16,938		$169,380	17,500		$175,000

Tracy Gardner	2004	9,679	9,679	$7.75	4/01/14	62,913	(3)	$629,130	37,500	(4)	$375,000
	2004	9,679	9,679	$12.92	4/01/14
	2005	9,679	19,358	$7.75	3/15/15
	2005	9,679	19,358	$12.92	3/15/15
	2005	0	48,395	$6.51	7/20/15
	2005	9,678	9,679	$7.75	7/20/15
	2005	9,678	9,679	$12.92	7/20/15
	2005	0	67,752	$6.93	8/14/15
	2006	0	150,000	$33.18	11/15/13
	2007	0	37,500	$39.525	5/15/14
	2008	0	110,000	$28.585	7/15/15

	Total	58,072	491,079			62,913		$629,130	37,500		$375,000

Jenna Lyons	2004	3,630	0	$3.53	6/1/14	24,679	(3)	$246,790	25,000	(4)	$250,000
	2005	19,824	0	$3.93	7/20/15				50,000	(4)	$500,000
	2005	24,197	24,197	$6.51	7/20/15
	2005	9,678	9,679	$7.75	7/20/15
	2005	9,678	9,679	$12.92	7/20/15
	2005	24,197	24,197	$6.93	8/14/15
	2006	0	75,000	$33.18	11/15/13
	2007	0	25,000	$39.525	5/15/14
	2008	0	110,000	$28.585	7/15/15

	Total	91,204	277,752			24,679		$246,790	75,000		$750,000

Libby Wadle	2004	9,679	0	$3.53	8/01/14	7,259	(3)	$72,590	17,500	(4)	$175,000
	2005	14,518	14,518	$6.93	8/14/15
	2006	3,750	7,500	$20.00	6/27/16
	2006	0	50,000	$33.18	11/15/13
	2007	0	17,500	$39.525	5/15/14
	2008	0	75,000	$28.585	7/15/15

	Total	27,947	164,518			7,259		$72,590	17,500		$175,000

(1)	These options will vest as follows:

Option Expiration Date	Vesting Schedule
11/15/13	in two equal installments on 11/15/10 and 11/15/11
4/01/14	on 4/1/09
5/15/14	in two equal installments on 5/15/11 and 5/15/12
8/01/14	on 8/01/08
12/01/14	on 12/01/08
3/15/15	in three equal installments on 3/15/08, 3/15/09 and 3/15/10
7/20/15	in two equal installments on 5/05/08 and 5/05/09
8/08/15	in two equal installments on 8/08/08 and 8/08/09
8/14/15	on 8/14/09
9/07/15	in two equal installments on 9/07/08 and 9/07/09
7/15/15	in four equal installments on 7/15/10, 7/15/11, 7/15/12 and 7/15/13
7/20/15	on 5/5/09
6/27/16	in three equal installments on 6/27/08, 6/27/09 and 6/27/10

(2)	Market value determined by multiplying the closing market price of a share of our Common Stock on January 30, 2009 ($10.00), which was the last business day of our fiscal 2008, by the number of unvested shares outstanding as of such date.

(3)	Includes restricted shares of Common Stock, which will vest as follows:

Named Executive Officer	Vesting Schedule
Millard Drexler	58,074 shares will vest on 8/08/09
James Scully	16,938 shares will vest on 9/07/09
Tracy Gardner	24,198 shares will vest on 4/01/09; 9,679 will vest on 5/05/09; and 29,036 shares will vest on 8/14/09
Jenna Lyons	9,679 shares will vest on 5/05/09; and 15,000 shares will vest on 8/01/10
Libby Wadle	2,420 shares will vest on 8/01/09; and 4,839 shares will vest on 8/14/09

(4)	Represents shares of performance-based restricted stock which will vest in two equal installments on the fourth and fifth anniversaries of the Grant Date, subject to the achievement of a Total Shareholder Return over a three year period commencing on the Grant Date equal to or exceeding thirty percent. If the Total Shareholder Return does not exceed thirty percent on the third anniversary of the Grant Date, the entire award will be forfeited. The grant date for each of these awards is May 15, 2007, except for the 50,000 shares awarded to Ms. Lyons which were granted on December 17, 2007 with the same terms and conditions. In the case of the awards with a grant date of May 15, 2007, Total Shareholder Return will be calculated as the difference between the closing price of a share of Common Stock on May 14, 2010 minus the closing price of a share of Common Stock on May 15, 2007, which was $38.61, plus any cash dividends paid per share of Common Stock between the Grant Date and May 14, 2010, expressed as a percentage increase over the closing price on May 15, 2007. In the case of the award to Ms. Lyons with a grant date of December 17, 2007, Total Shareholder Return will be calculated as the difference between the closing price of a share of Common Stock on December 16, 2010 minus the closing price of a share of Common Stock on December 17, 2007, which was $48.25, plus any cash dividends paid per share of Common Stock between the Grant Date and December 16, 2010, expressed as a percentage increase over the closing price on December 17, 2007.

OPTION EXERCISES AND STOCK VESTED—FISCAL 2008

The following table sets forth information concerning the exercise of stock options and vesting of restricted stock during fiscal 2008 for each Named Executive Officer, on an aggregated basis.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized Upon Vesting ($) (2)
Millard Drexler	0	$0	130,665	$3,111,203
James Scully	110,000	$3,693,620	16,938	$509,156
Tracy Gardner	72,592	$2,977,541	33,875	$1,569,815
Jenna Lyons	0	$0	14,517	$549,783
Libby Wadle	0	$0	7,258	$202,474

(1)	Amounts listed in the table above as value realized on exercise of option awards are calculated by determining the difference between the market price of the underlying shares on the date of exercise and the exercise price of the options. These amounts do not include amounts withheld or paid for taxes, fees or exercise costs.

(2)	Amounts listed in the table above as value realized on vesting of the shares of stock awards are calculated by multiplying the number of shares of stock by the market value of the shares on the vesting date. These amounts do not include amounts withheld or paid for taxes and fees.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

We have entered into employment agreements with Messrs. Drexler and Scully and Mss. Gardner and Lyons (the “Employment Agreements”). We have entered into a non-disclosure, non-solicitation and non-competition agreement with Ms. Wadle (the “Wadle Agreement”). Under each of the Employment Agreements and the Wadle Agreement, we are required to pay severance benefits in connection with certain terminations of employment. The agreements with Mr. Drexler and Ms. Lyons also provide for accelerated vesting of certain equity awards in connection with certain terminations of employment. In addition, awards made under our equity incentive plans provide for the accelerated payment or vesting of awards in connection with a termination of employment within one (1) year following a change in control. The following is a description of the severance, termination and change in control benefits payable to each of our Named Executive Officers pursuant to their respective agreements and our equity incentive plans.

For these purposes, “change in control” is generally defined as the occurrence of any one of the following events: (i) any sale, lease, exchange or other transfer of all or substantially all of our assets to any person(s) (other than to TPG Partners II, L.P. or any of its affiliates (collectively, “TPG II”)) or Mr. Drexler or any entity that is directly or indirectly controlled by Mr. Drexler (together with TPG II, the “TPG-MD Group”), (ii) the approval of our stockholders of any proposal for the liquidation or dissolution of our Company, (iii) (A) any person(s) (other than the TPG-MD Group) becoming the beneficial owner of more than 40% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors, managers or trustees of our Company and (B) the TPG-MD Group beneficially owns in the aggregate a lesser percentage of the voting stock of our Company than such other person(s), (iv) a replacement of a majority of our Board of Directors over a two-year period that has not been approved by either the TPG-MD Group or by a vote of at least a majority of our Board of Directors, (v) any person(s) other than the TPG-MD Group shall have acquired the power to elect a majority of the members of our Board of Directors or (vi) a merger or consolidation of our Company with another entity in which holders of our Common Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction.

Millard Drexler

Pursuant to the second amended and restated employment agreement between us and Mr. Drexler, executed on December 29, 2008 and effective October 20, 2005 (which we refer to as the “Drexler Agreement”), the payments and/or benefits we have agreed to pay or provide to Mr. Drexler upon a termination of his employment vary depending on the reason for such termination.

We may terminate Mr. Drexler’s employment with us upon his disability, which is generally defined in the Drexler Agreement as Mr. Drexler’s inability to perform his duties for a period of six (6) consecutive months or for 180 days within any 365 day period as a result of his incapacity due to physical or mental illness. In addition, we may terminate Mr. Drexler’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Drexler Agreement as Mr. Drexler’s (a) willful and continued failure to substantially perform his duties, after written demand for substantial performance by our Board of Directors; (b) willful engagement in illegal conduct or gross misconduct which is materially and demonstrably injurious to us; or (c) breach of the non-solicitation, non-competition and confidential information obligations described below.

Mr. Drexler may terminate his employment with us with good reason or at any time, upon at least three (3) months’ advance written notice, without good reason. For these purposes, “good reason” is generally defined under the Drexler Agreement as (a) the diminution of, or appointment of anyone other than Mr. Drexler to serve in or handle, his positions, authority, duties, and responsibilities without his consent; (b) any purported termination of his employment by us for a reason other than for a reason or in a manner expressly permitted by the Drexler Agreement; (c) relocation of more than fifty (50) miles of Mr. Drexler’s principal work location; or (d) material breach of the Drexler Agreement by us.

In addition, Mr. Drexler’s employment will terminate upon his death or in the event either party provides notice to the other party not to renew the Drexler Agreement at least ninety (90) days prior to the expiration of its term.

If Mr. Drexler’s employment with us is terminated (i) as a result of his death, disability or either party’s failure to renew the term, (ii) by us for cause, or (iii) by Mr. Drexler without good reason, then Mr. Drexler will only be entitled to any accrued but unpaid salary, accrued but unused vacation, and any un-reimbursed expenses, in each case through the date of his termination.

If we terminate Mr. Drexler’s employment without cause or he terminates his employment with good reason, Mr. Drexler will be entitled to receive (i) a payment of his annual base salary through the termination date, any accrued vacation pay and any un-reimbursed expenses, and (ii) subject to Mr. Drexler’s execution of a valid general release and waiver of claims against us, as well as his compliance with the non-competition, non-solicitation and confidential information restrictions described below, (a) a payment equal to his annual base salary and target cash incentive award, one-half of such payment to be paid on the first business day that is six (6) months and one (1) day following the termination date and the remaining one-half of such payment to be paid in six equal monthly installments commencing on the first business day of the seventh calendar month following the termination date, (b) a payment equal to the product of (x) the last annual cash incentive award Mr. Drexler received prior to the termination date and (y) a fraction, the numerator of which is the number of days of service completed by Mr. Drexler in the year of termination and the denominator of which is 365, such amount to be paid on the first business day that is six (6) months and one (1) day following the termination date, and (c) the immediate vesting of such portion of unvested restricted shares and stock options as provided and pursuant to the terms of the relevant grant agreements under our 2003 Equity Incentive Plan.

In addition, upon any termination of Mr. Drexler’s employment with us, Mr. Drexler will be entitled to any benefit or right under the Company employee benefit plans in which he is vested (except for any additional severance or termination payments). At this time, Mr. Drexler is not vested in any benefits or rights under our employee benefit plans.

In addition, pursuant to the Drexler Agreement, in the event that any payment or benefit provided to Mr. Drexler under the Drexler Agreement or under any other plan, program or arrangement of ours in connection with a change in control (as defined in Section 280G of the Code) becomes subject to the excise taxes imposed by Section 4999 of the Code, Mr. Drexler will be entitled to receive a “gross-up” payment in connection with any such excise taxes. We have also agreed to purchase and maintain, at our own expense, directors and officers liability insurance providing coverage for Mr. Drexler for the six (6) year period following his termination of employment in the same amount as our other executive officers and directors.

Pursuant to the Drexler Agreement, for the two (2) year period following the termination of Mr. Drexler’s employment, Mr. Drexler has agreed not to solicit or hire any of our associates. In addition, Mr. Drexler has agreed that, for the one (1) year period following his termination of employment, he will not compete with us in the retail apparel business in any geographic area in which we are engaged in such business. Mr. Drexler is also subject to standard non-disclosure of confidential information restrictions.

James Scully

Pursuant to the amended and restated employment agreement between us and Mr. Scully, dated September 10, 2008 (which we refer to as the “Scully Agreement”), the payments and/or benefits we have agreed to pay or provide Mr. Scully on a termination of his employment vary depending on the reason for such termination.

Pursuant to the Scully Agreement, we may terminate Mr. Scully’s employment with us upon his disability, which is generally defined in the Scully Agreement as Mr. Scully’s inability to perform his duties for a ninety (90) day period as a result of his incapacity due to physical or mental illness or injury. In addition, we may terminate Mr. Scully’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Scully Agreement as Mr. Scully’s (a) indictment for a felony or any crime involving moral turpitude or being charged or sanctioned by the federal or state government or governmental authority or agency with violations of securities laws, or having been found by any court or governmental authority or agency to have committed any such violation; (b) willful misconduct or gross negligence in connection with his performance of duties; (c) willful and material breach of the Scully Agreement, including without limitation, his failure to perform his duties and responsibilities thereunder (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure); (d) fraudulent act or omission adverse to our reputation; (e) willful disclosure of any confidential information to persons not authorized to know such information; or (f) his violation of or failure to comply with any material Company policy or any legal or regulatory obligations or requirements, including without limitation, failure to provide certifications as may be required by law (provided that he has 30 days to cure to the extent such violation is reasonably susceptible to cure). Furthermore, if subsequent to the termination of Mr. Scully’s employment it is determined that he could have been terminated for cause and there is a reasonable basis for such determination, Mr. Scully’s employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Mr. Scully.

Pursuant to the Scully Agreement, Mr. Scully may terminate his employment with us with good reason or at any time, upon at least two (2) months advance notice, without good reason. For these purposes, “good reason” is generally defined under the Scully Agreement as (a) any action by us that results in a material and continuing diminution of Mr. Scully’s duties or responsibilities (including, without limitation, the appointment by the Company of a Chief Financial Officer who is not required to report to Mr. Scully), (b) a reduction by us of Mr. Scully’s base salary or annual cash incentive award opportunity as in effect from time to time, or (iii) a relocation of more than fifty (50) miles of his principal place of employment, in each case without Mr. Scully’s written consent. Mr. Scully’s employment will also terminate upon his death.

Pursuant to the Scully Agreement, if Mr. Scully’s employment with us is terminated (i) by us without cause or (ii) by Mr. Scully with good reason, then Mr. Scully will be entitled to, subject to his execution of a valid general release and waiver of any claims he may have against us, (a) continued payment of base salary and continued medical benefits (which may consist of our reimbursement of COBRA payments) for a period of eighteen (18) months following his termination date and (b) a lump sum in an amount equal to the pro-rated amount of any annual cash incentive award that he would have otherwise received, based on actual performance, for the fiscal year in which he was terminated and (c) provided that a change in control of the Company has not yet occurred, continued vesting of such portion of unvested restricted shares and stock options granted to Mr. Scully prior to the Company’s initial public offering on July 3, 2006 in accordance with their original vesting schedules. However, Mr. Scully’s right to the continuation of his base salary and medical benefits for eighteen (18) months following the termination of his employment will cease, respectively, upon the date that he becomes employed by a new employer or otherwise begins providing services for another entity and the date he becomes eligible for coverage under another group health plan, provided that if the cash compensation he receives from his new employer or otherwise is less than his base salary in effect immediately prior to his termination date, he will be entitled to receive the difference between his base salary and his new amount of cash compensation during the remainder of the severance period. In addition, if Mr. Scully’s employment with us is terminated for any reason, Mr. Scully will also be entitled to any earned but unpaid salary.

Amounts payable to Mr. Scully as a result of termination by us without cause or by Mr. Scully with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the Scully Agreement, Mr. Scully has agreed that, for the twelve (12) month period following the termination of his employment (other than a termination by us without cause, by Mr. Scully with good reason or as a result of our election not to renew the employment period), he will not engage in or perform services for any entity in the retail, mail order and Internet specialty apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the eighteen (18) month period following the termination of his employment for any reason, Mr. Scully has agreed not to solicit or hire any of our associates. Mr. Scully is also subject to standard non-disclosure of confidential information restrictions.

Tracy Gardner

Pursuant to the amended and restated employment agreement between us and Ms. Gardner, dated March 14, 2008 (which we refer to as the “Gardner Agreement”), the payments and/or benefits we have agreed to pay or provide Ms. Gardner on a termination of her employment vary depending on the reason for such termination.

Pursuant to the Gardner Agreement, we may terminate Ms. Gardner’s employment with us upon her disability, which is generally defined in the Gardner Agreement as Ms. Gardner’s inability to perform her duties for a ninety (90) day period as a result of her incapacity due to physical or mental illness. In addition, we may terminate Ms. Gardner’s employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Gardner Agreement as Ms. Gardner’s (a) indictment for a felony; (b) willful misconduct or gross negligence in connection with her performance of duties; (c) material breach of the Gardner Agreement, including without limitation, her failure to perform her duties and responsibilities; (d) fraudulent act or omission by Ms. Gardner adverse to our reputation; or (e) disclosure of any confidential information to persons not authorized to know such information. Furthermore, if subsequent to the termination of Ms. Gardner’s employment it is determined that she could have been terminated for cause and there is a reasonable basis for such determination, Ms. Gardner’s employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Ms. Gardner.

Pursuant to the Gardner Agreement, Ms. Gardner may terminate her employment with us with good reason or at any time, upon at least two (2) months advance notice, without good reason. For these purposes, “good reason” is generally defined under the Gardner Agreement as either (a) any action by us that results in a material and continuing diminution of Ms. Gardner’s duties or responsibilities; or (b) a relocation of more than fifty (50) miles of her principal place of employment, in each case without Ms. Gardner’s written consent. Ms. Gardner’s employment will also terminate upon her death.

Pursuant to the Gardner Agreement, if Ms. Gardner’s employment with us is terminated (i) by us without cause or (ii) by Ms. Gardner with good reason, then Ms. Gardner will be entitled to, subject to her execution of a valid general release and waiver of any claims she may have against us, (a) continued payment of base salary and continued medical benefits for a period of eighteen (18) months following her termination date, (b) a lump sum in an amount equal to the pro-rated amount of any annual cash incentive award that she would have otherwise received, based on actual performance, for the fiscal year in which she was terminated, and (c) in the event such termination occurs prior to March 15, 2010 (and a change in control of the Company has not yet occurred), continued vesting of such portion of unvested restricted shares and stock options granted to Ms. Gardner prior to the Company’s initial public offering on July 3, 2006 in accordance with their original vesting schedules. However, Ms. Gardner’s right to the continuation of her base salary and medical benefits for eighteen (18) months following the termination of her employment will cease, respectively, upon the date that she becomes employed by a new employer or otherwise begins providing services for another entity and the date she becomes eligible for coverage under another group health plan; provided that if the cash compensation she receives from her new employer or otherwise is less than her base salary in effect immediately prior to her termination date, she will be entitled to receive the difference between her base salary and her new amount of cash compensation during the remainder of the severance period. In addition, if Ms. Gardner’s employment with us is terminated for any reason, Ms. Gardner will also be entitled to any earned but unpaid salary.

Amounts payable to Ms. Gardner as a result of termination by us without cause or by Ms. Gardner with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the Gardner Agreement, Ms. Gardner has agreed that, for the twelve (12) month period following the termination of her employment, she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the eighteen (18) month period following the termination of her employment for any reason, Ms. Gardner has agreed not to solicit or hire any of our associates. Ms. Gardner is also subject to standard non-disclosure of confidential information and non-disparagement restrictions.

Jenna Lyons

Pursuant to the amended and restated employment agreement between us and Ms. Lyons, dated December 17, 2008 (which we refer to as the “Lyons Agreement”), the payments and/or benefits we have agreed to pay or provide Ms. Lyons on a termination of her employment vary depending on the reason for such termination.

Pursuant to the Lyons Agreement, we may terminate Ms. Lyons’ employment with us upon her disability, which is generally defined in the Lyons Agreement as Ms. Lyons’ inability to perform her duties for a ninety (90) day period as a result of her incapacity due to physical or mental illness. In addition, we may terminate Ms. Lyons’ employment for cause or at any time without cause. For these purposes, “cause” is generally defined under the Lyons Agreement as Ms. Lyons’ (a) indictment for a felony; (b) willful misconduct or gross negligence in connection with her performance of duties;

(c) willful and material breach of the Lyons Agreement, including without limitation, her failure to perform her duties and responsibilities; (d) fraudulent act or omission by Ms. Lyons adverse to our reputation; or (e) disclosure of any confidential information to persons not authorized to know such information. Furthermore, if subsequent to the termination of Ms. Lyons’ employment it is determined that she could have been terminated for cause and there is a reasonable basis for such determination, Ms. Lyons’ employment, at our election, shall be deemed to have been terminated for cause, in which event we would be entitled to immediately cease providing any severance benefits described below and to recover any severance benefits previously paid to Ms. Lyons.

Pursuant to the Lyons Agreement, Ms. Lyons may terminate her employment with us with good reason or at any time, upon at least two (2) months advance notice, without good reason. For these purposes, “good reason” is generally defined under the Lyons Agreement as either (a) any action by us that results in a material and continuing diminution of Ms. Lyons’ duties or responsibilities; or (b) a reduction by us of Ms. Lyons’ base salary or annual cash incentive award opportunity as in effect from time to time, or (iii) a relocation of more than fifty (50) miles of her principal place of employment, in each case without Ms. Lyons’ written consent. Ms. Lyons’ employment will also terminate upon her death.

Pursuant to the Lyons Agreement, if Ms. Lyons’ employment with us is terminated (i) by us without cause or (ii) by Ms. Lyons with good reason, then Ms. Lyons will be entitled to, subject to her execution of a valid general release and waiver of any claims she may have against us, (a) continued payment of base salary and continued medical benefits for a period of one (1) year following her termination date, (b) a lump sum in an amount equal to the annual cash incentive award that she received for the fiscal prior to her termination, and (c) in the event such termination occurs prior to December 17, 2009 (and a change in control of the Company has not yet occurred), accelerated vesting of such portion of unvested restricted shares and stock options granted to Ms. Lyons prior to the Company’s initial public offering in June 2006. However, Ms. Lyons right to the continuation of her base salary and medical benefits for one (1) year following the termination of her employment will cease, respectively, upon the date that she becomes employed by a new employer or otherwise begins providing services for another entity and the date she becomes eligible for coverage under another group health plan; provided that if the cash compensation she receives from her new employer or otherwise is less than her base salary in effect immediately prior to her termination date, she will be entitled to receive the difference between her base salary and her new amount of cash compensation during the remainder of the severance period. In addition, if Ms. Lyons’ employment with us is terminated for any reason, Ms. Lyons will also be entitled to any earned but unpaid salary.

Amounts payable to Ms. Lyons as a result of termination by us without cause or by Ms. Lyons with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the Lyons Agreement, Ms. Lyons has agreed that, for the twelve (12) month period following the termination of her employment, she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business within a 100 mile radius of any of our store locations or in the same area as we direct our mail order operations or solicit any of our customers or suppliers. In addition, for the twelve (12) month period following the termination of her employment for any reason, Ms. Lyons has agreed not to solicit or hire any of our associates. Ms. Lyons is also subject to standard non-disclosure of confidential information and non-disparagement restrictions.

Libby Wadle

Pursuant to the Amended and Restated Non-Disclosure, Non-Solicitation and Non-Competition agreement between us and Ms. Wadle, dated December 29, 2008 (which we refer to as the “Wadle Agreement”), we have agreed to provide certain payments and benefits to Ms. Wadle on a termination of her employment without cause or for good reason provided that (i) we do not waive any of the post-employment restrictions in the Wadle Agreement and (ii) Ms. Wadle executes and delivers to us a Separation Agreement and Release in a form acceptable to us and does not revoke such Separation Agreement and Release.

Pursuant to the Wadle Agreement, we may terminate Ms. Wadle’s employment with us for cause or at any time without cause. For these purposes, “cause” is generally defined under the Wadle Agreement as (i) gross incompetence; (ii) failure to comply with the Company’s policies including those contained in the Company’s Code of Ethics and Business Practices; (iii) indictment, conviction or admission of any crime involving dishonesty or moral turpitude; (iv) participation in any act of misconduct, insubordination or fraud against the Company; (v) use of alcohol or drugs which interferes with Ms. Wadle’s performance of her duties or compromises the integrity or reputation of the Company; and (vi) excessive absence from work other than as a result of disability.

Pursuant to the Wadle Agreement, Ms. Wadle may terminate her employment with us with good reason, provided that we will have at least 30 days to remedy the situation resulting in the good reason. For these purposes, “good reason” is defined under the Wadle Agreement as either (a) any requirement by us that she report directly to an individual other than an Executive Vice President or functional equivalent or (b) any action by us that results in a material and continuing diminution of Ms. Wadle’s duties or responsibilities, in each case without Ms. Wadle’s consent. No payment will be required by us, however, if we consent in our sole discretion to waive the post-termination restrictions on Ms. Wadle’s employment or if those conditions are otherwise not met.

Pursuant to the Wadle Agreement, if Ms. Wadle’s employment with us is terminated (i) by us without cause or (ii) by Ms. Wadle with good reason, then Ms. Wadle will be entitled to, subject to her execution of a valid separation agreement and release in a form acceptable to us, (a) pro-rata portion of the cash incentive award, if any, to which she would have otherwise been entitled, based on actual performance, as of the date of termination, and (b) continued payment of base salary and continued medical benefits for period of one (1) year following her termination date. However Ms. Wadle’s right to the continuation of her base salary and medical benefits for one (1) year following the termination of her employment will cease, respectively, upon the date that she becomes employed by another entity as an employee, consultant or otherwise. In addition, if Ms. Wadle’s employment with us is terminated for any reason, Ms. Wadle will also be entitled to any earned but unpaid salary.

Amounts payable to Ms. Wadle as a result of termination by us without cause or by Ms. Wadle with good reason, may be deferred and accumulated for six months, then paid in a lump-sum on the first day of the seventh month following termination, if required for compliance with the deferred compensation rules under Section 409A of the Internal Revenue Code of 1986, as amended.

Pursuant to the Wadle Agreement, Ms. Wadle has agreed that, for the twelve (12) month period following the termination of her employment, she will not engage in or perform services for certain competitive entities in the retail, mail order and Internet apparel and accessories business. In addition, for the one (1) year period following the termination of her employment for any reason, Ms. Wadle has agreed not to solicit or hire any of our associates. Ms. Wadle is also subject to standard non-disclosure of confidential information restrictions.

Equity Plans

None of the options to purchase shares of our Common Stock or restricted shares held by our Named Executive Officers and granted under our Amended and Restated 1997 Stock Option Plan, 2003 Equity Incentive Plan, 2005 Equity Incentive Plan or the Amended and Restated 2008 Equity Incentive Plan will vest solely because of a “change in control” of our Company. However, stock options and/or restricted shares granted to our Named Executive Officers under such plans may provide for the acceleration of the vesting schedule in the event of the termination by us of a Named Executive Officer’s employment without cause or the termination by the Named Executive Officer for good reason within one (1) year following a change in control.

In addition, in the event of a (i) dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation or (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of shares of our Common Stock receive securities of another corporation and/or property, including cash, the compensation committee of the Company has the right, in its discretion, to cancel all outstanding equity awards (whether vested or unvested) and, in full consideration of such cancellation, pay to the holder of such award an amount in cash, for each share of Common Stock subject to the award, equal to, (A) with respect to an option, the excess of (x) the value, as determined by the committee, of securities and property (including cash) received by ordinary stockholders as a result of such event over (y) the exercise price of such option or (B) with respect to restricted shares, the value, as determined by the committee, of securities and property (including cash) received by the ordinary stockholders as a result of such event. If any of the events described above had occurred on January 31, 2009 and the compensation committee of the Company exercised its discretion to cash-out each outstanding and unvested equity award held by the Named Executive Officers as of such date, then each Named Executive Officer would have received an amount equal to the amount disclosed with respect to such Named Executive Officer in “Equity-Based Incentive Compensation” row of the tables below. For purposes of this calculation, we have assumed that the value per share received by ordinary stockholders of the Company in connection with such event would be equal to the closing market price of our Common Stock on January 30, 2009, which was the last business day of our fiscal year 2008.

The following tables estimate the amounts that would be payable to our Named Executive Officers if their employment terminated on January 31, 2009 based on the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of our fiscal 2008, in each of the specified circumstances.

Millard Drexler

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$2,504,000	(2)	—	—	$2,504,000	(2)
Equity-Based Incentive Compensation	—	$667,851	(3)	—	—	$1,167,851	(4)
Other Benefits/Tax Gross-Ups	—	—		—	—	$—	(5)

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) Mr. Drexler’s base salary ($200,000) and target cash incentive award ($800,000) (one half of such payment to be paid on the first business day that is six (6) months and one (1) day following the assumed termination date and the remaining one half of such payment to be paid in six (6) equal monthly installments commencing on the first business day of the seventh calendar month following such date) and (ii) a pro-rated portion of the most recent annual cash incentive award he received prior to the assumed termination date ($1,504,000).

(3)	Represents an amount equal to the number of shares underlying Mr. Drexler’s unvested restricted shares and stock options under the Company’s 2003 Equity Incentive Plan as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(4)	Represents an amount equal to the number of shares underlying all of Mr. Drexler’s unvested restricted shares and stock options as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(5)	Represents the estimated amount of the “gross-up” payment that Mr. Drexler would be entitled to receive in connection with any excise taxes imposed by Section 4999 of the Code as a result of a change in control (as defined by Section 280G of the Code). As of January 31, 2009, the estimated total value of payments to Mr. Drexler would not trigger an excise tax under Section 4999 of the Code.

James Scully

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,350,000	(2)	—	—	$1,350,000	(2)
Equity-Based Incentive Compensation	—	$287,224	(3)	—	—	$462,224	(4)
Other Benefits/Tax Gross-Ups	—	$20,656	(5)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) continued payment of base salary ($600,000) for eighteen (18) months following termination assuming that Mr. Scully does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award he would have otherwise received for fiscal 2008 (assumes target cash incentive award of $450,000).

(3)	Represents an amount equal to the number of shares underlying Mr. Scully’s unvested restricted shares and stock options as of January 31, 2009 that were granted to him prior to the Company’s initial public offering on July 3, 2006 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2009, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(4)	Represents an amount equal to the number of shares underlying all of Mr. Scully’s unvested restricted shares and stock options as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2009, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(5)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for eighteen (18) months assuming that he did not obtain other employment during that period.

Tracy Gardner

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,631,250	(2)	—	—	$1,631,250	(2)
Equity-Based Incentive Compensation	—	$1,093,140	(3)	—	—	$1,468,140	(4)
Other Benefits/Tax Gross-Ups	—	$20,656	(5)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) continued payment of base salary ($725,000) for eighteen (18) months following termination assuming that Ms. Gardner does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award she would have otherwise received for fiscal 2008 (assumes target cash incentive award of $543,750).

(3)	Represents an amount equal to the number of shares underlying Ms. Gardner’s unvested restricted shares and stock options as of January 31, 2009 that were granted to her prior to the Company’s initial public offering on July 3, 2006 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(4)	Represents an amount equal to the number of shares underlying all of Ms. Gardner’s unvested restricted shares and stock options as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(5)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for eighteen (18) months assuming that she did not obtain other employment during that period.

Jenna Lyons

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$1,162,000	(2)	—	—	$1,162,000	(2)
Equity-Based Incentive Compensation	—	$277,301	(3)	—	—	$1,177,301	(4)
Other Benefits/Tax Gross-Ups	—	$11,247	(5)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) continued payment of base salary ($725,000) for one (1) year following termination assuming that Ms. Lyons does not obtain other paid employment during that period and (ii) a lump sum payment equal to the annual cash incentive award, if any, that she received for the fiscal year ended prior to the fiscal year which includes the assumed termination date ($437,000).

(3)	Represents an amount equal to the number of shares underlying Ms. Lyons’ unvested restricted shares and stock options as of January 31, 2009 that were granted to her prior to the Company’s initial public offering on July 3, 2006 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(4)	Represents an amount equal to the number of shares underlying all of Ms. Lyons’ unvested restricted shares and stock options as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(5)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for one (1) year assuming that she did not obtain other employment during that period.

Libby Wadle

	Termination by (i) Executive Without Good Reason, (ii) by Executive’s Notice of Non-Renewal or (iii) by Company for Cause	Termination (i) by the Company “without Cause,” or (ii) by Executive for “Good Reason”(1)		Death/Disability	Termination as a result of Company Notice of Non-Renewal	Change in Control-Termination of Employment by the Company “without Cause” or by Executive for “Good Reason”(1)
Cash Severance	—	$712,500	(2)	—	—	—
Equity-Based Incentive Compensation	—	—		—	—	$292,160	(3)
Other Benefits/Tax Gross-Ups	—	$13,770	(4)	—	—	—

(1)	All severance payments and benefits payable to our Named Executive Officers upon a termination of employment by us without cause or by the executive with good reason are subject to the Named Executive Officer’s execution of a valid general release and waiver of all claims against the Company and compliance with applicable non-competition, non-solicitation and confidential information restrictions.

(2)	Represents amount equal to (i) continued payment of base salary ($475,000) for one (1) year following termination assuming that Ms. Wadle does not obtain other paid employment during that period and (ii) pro-rated lump sum payment of any annual cash incentive award that she would have otherwise received for fiscal 2008 (assumes target cash incentive award of $237,500).

(3)	Represents an amount equal to the number of shares underlying all of Ms. Wadle’s unvested restricted shares and stock options as of January 31, 2009 multiplied (i) in the case of restricted stock, by the closing market price of our Common Stock on January 30, 2009 ($10.00), which was the last business day of fiscal 2008, and (ii) in the case of stock options, by the spread between the closing market price of our Common Stock on January 30, 2009 and the applicable exercise price of each stock option.

(4)	Represents an amount equal to the Company’s total COBRA cost to associates to continue coverage under the Company’s health insurance plan for one (1) year assuming that she did not obtain other employment during that period.

DIRECTOR COMPENSATION

The following table sets forth the compensation paid to or earned during fiscal 2008 by our non-management directors.

Name	Fees earned or paid in cash ($)		Stock Awards(1) ($)	Option Awards(1) ($)	All Other Compensation ($)	Total ($)
Mary Ann Casati	$ 96,000	(2)	$27,085	$65,538	—	$188,623
Steven Grand-Jean	$ 66,000	(3)	$27,085	$65,538	—	$158,623
David House	$ 82,000	(4)	$27,085	$78,197	—	$187,282
Heather Reisman	$ 68,000	(5)	$27,085	$99,238	—	$194,323
Stuart Sloan	$ 64,000	(6)	$27,085	$65,538	—	$156,623
Josh Weston	$ 111,000	(7)	$27,085	$65,538	—	$203,623

(1)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the restricted stock awards and outstanding stock options held by directors for fiscal 2008, as determined in accordance with FAS 123R. See the caption “Share-Based Compensation” in note 2 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal years ended January 31, 2009, February 2, 2008 and February 3, 2007 for a description of assumptions used in valuing the options.

The grant date fair value of the option awards granted during fiscal 2008 includes: (i) an award of 1,749 shares of restricted stock on July 15, 2008 with a grant date fair value of $50,004 and (ii) an award of 4,651 options on July 15, 2008 with a grant date fair value of $52,556.

The aggregate number of outstanding stock options for each director listed in the table above as of January 31, 2009 is as follows: Ms. Casati – 17,410; Mr. Grand-Jean – 77,902; Mr. House – 12,401; Ms. Reisman – 15,151; Mr. Sloan – 92,419 and Mr. Weston – 24,669. In addition, each director listed in the table above held 1,749 shares of restricted stock as of January 31, 2009. There are no other outstanding equity awards for the non-employee directors.

(2)	Represents a $50,000 annual cash retainer and $46,000 in meeting attendance fees.

(3)	Represents a $50,000 annual cash retainer and $16,000 in meeting attendance fees.

(4)	Represents a $50,000 annual cash retainer and $32,000 in meeting attendance fees.

(5)	Represents a $50,000 annual cash retainer and $18,000 in meeting attendance fees.

(6)	Represents a $50,000 annual cash retainer and $14,000 in meeting attendance fees.

(7)	Represents a $50,000 annual cash retainer, $36,000 in meeting attendance fees and a $25,000 annual fee for service as audit committee chairman.

Compensation of Directors

Our philosophy of performance-based compensation also applies to compensation of directors. The compensation committee reviews director compensation annually and obtains information from Mercer, the Compensation Committee’s outside consultant, regarding the compensation levels provided to directors of comparable companies. The compensation committee recommends changes, if applicable, to the Board of Directors. Directors who are our employees or representatives of TPG (Messrs. Coslet, Coulter and Drexler) do not receive any compensation for their services as a director. All other directors received the following as compensation in fiscal 2008: (1) a cash retainer of $50,000, (2) a non-qualified stock option awarded under the 2008 Equity Incentive Plan to purchase 4,651 shares of our Common Stock, and (3) restricted stock awarded under the 2008 Equity Incentive Plan of 1,749 shares of our Common Stock. The options were granted on July 15, 2008, have an exercise price of $28.585 per share, a term of 7 years and become exercisable and vest one year from the grant date. The restricted stock was granted on July 15, 2008 and vests one year from the grant date. Each new director who joins the Board and is not an employee or representative of TPG receives an additional non-qualified stock option to purchase 5,000 shares of our Common Stock, granted as soon as reasonably practicable after he or she joins the Board, with a term of 7 years, exercisable and vesting one-third per year from the grant date. Each new director who is not an employee or representative of TPG is also required to purchase at least 2,500 shares of our Common Stock in the open market within one year after joining the Board. If a director ceases to serve as a director for any reason, other than removal for cause, any options vested at the time of termination of his or her services will remain exercisable for 90 days (but no longer than the term of the options).

Each eligible director also received a further cash payment of $2,000 for each Board and committee meeting attended. In addition, Mr. Weston, the chairman of the audit committee, received additional cash compensation of $25,000 in fiscal 2008 for his services on such committee. The chairperson of the compensation committee would have received additional cash compensation of $15,000 for his service as committee chairperson; however, since Mr. Coulter is a TPG representative, he did not receive this additional compensation for serving as chairperson.

In addition, each of our directors, including directors who are employees or representatives of TPG, receives a 30% discount on all merchandise in our factory and retail stores and through our direct channels (catalog and internet), which we believe is a common practice in the retail industry.

For fiscal year 2009, the Board of Directors have approved suspending payment of the $50,000 cash retainer as part of the Company’s overall cost reduction program in light of the current macroeconomic conditions. Eligible directors will continue to receive (i) a cash payment of $2,000 for each Board meeting and $2,000 for each committee meeting attended, (2) an award of non-qualified stock options to purchase the number of shares of the Company’s common stock with a fair value on the grant date of $50,000, and (3) an award of time-based restricted stock consisting of the number of shares of the Company’s common stock with a fair value on the grant date of $50,000.

CERTAIN RELATIONSHIPS

AND RELATED TRANSACTIONS

University Village Lease

Stuart Sloan, a director, is the President of UV, Inc., which is the general partner of University Village Limited Partnership, the owner and operator of University Village Shopping Center in Seattle, Washington. Mr. Sloan’s sons are the beneficiaries of trusts that are limited partners of University Village Limited Partnership. On October 14, 2003, we entered into a lease agreement with University Village Limited Partnership for a 7,400 square foot space at the University Village Shopping Center for the operation of one of our J.Crew retail stores (the “2003 Lease”) and, on September 18, 2008, we entered into a separate lease for a 1,394 square foot space at the University Village Shopping Center for the operation of one of our crewcuts retail stores (the “2008 Lease”). The term of each lease is 10 years. We received an allowance for tenant’s improvements in the amount of $450,000 from University Village Limited Partnership under the 2003 Lease and annual rent due under the 2003 Lease is comprised of (i) base rent payment of $296,000 for years one through five and $326,000 for years six through 10 and (ii) contingent rent payment based on the store’s sales in excess of a specified threshold. We will also receive an allowance for tenant’s improvements in the amount of $69,700 from University Village Limited Partnership under the 2008 Lease and annual rent due under the 2008 Lease is comprised of (i) base rent payment of $104,550 for years one through three, $111,520 for years four through seven and $118,490 for years eight through ten and (ii) contingent rent payment based on the store’s sales in excess of a specified threshold. Both leases also require us to pay real estate taxes, insurance and certain common-area costs. We believe the terms of both leases are consistent with arms-length negotiations.

Registration Rights

We have entered into a registration rights agreement with the TPG II Funds and TPG 1999 Equity Partners II, L.P. (an affiliate of TPG) relating to the shares of our Common Stock they hold. In addition, subject to certain exceptions, including our right to defer a demand registration under certain circumstances, the TPG II Funds and TPG 1999 Equity Partners II, L.P. have the right to require us to register for public sale under the Securities Act all shares of Common Stock held by them that they request be registered at any time. The TPG II Funds and TPG Equity Partners II, L.P. are also entitled to piggyback registration rights with respect to any future registration statement we file for an underwritten public offering of our securities. Under the agreement, we are responsible for the expenses of any such offering.

In addition, Mr. Drexler and a family trust for which Mr. Drexler is a trustee have rights under a stockholders’ agreement with us, the TPG II Funds and TPG 1999 Equity Partners II, L.P. to cause us to register their shares of Common

Stock under the Securities Act. These rights include piggyback registration rights to require us to include their shares in any registered offering including shares held by the TPG II Funds and TPG 1999 Equity Partners II, L.P. and demand registration rights commencing as of July 3, 2007 similar to those described above. Under this agreement, we would be responsible for the expenses of any such offerings.

Private Aircraft

Mr. Drexler travels extensively for Company business, including for purposes of site visitations to the Company’s stores. For purposes of business efficiency, Mr. Drexler uses his private airplane. Mr. Drexler’s airplane is owned by an entity which he controls. We pay an established charter rate to a third-party commercial aircraft operator for business use of his airplane. Mr. Drexler also has a fractional interest in a helicopter and we reimburse him for business use of the helicopter at an established rate. The Audit Committee has reviewed the terms of these arrangements to ensure they are at, or below, market and in the best interests of the Company. During fiscal 2008, we paid $911,000 pursuant to these arrangements.

Review, Approval or Ratification of Transactions with Related Persons

The Board has adopted a written policy regarding the approval or ratification of all transactions required to be reported under the SEC’s rules regarding transactions with related persons. In accordance with this policy, the audit committee of the Board will evaluate each related person transaction for the purpose of recommending to the disinterested members of the Board that the transactions are fair, reasonable and within Company policy, and should be ratified and approved by the Board. At least semi-annually, management will provide the audit committee with information pertaining to related person transactions. The audit committee will consider each related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its stockholders. Relevant factors will include:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they are arm’s-length and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and NYSE listing standards.

Approval by the Board of any related person transaction involving a director will also be made in accordance with applicable law and the Company’s organizational documents as from time to time in effect. Where a vote of the disinterested directors is required, such vote will be called only following full disclosure to such directors of the facts and circumstances of the relevant related person transaction. Related person transactions entered into, but not approved or ratified as required by the Board’s policy, will be subject to termination by the Company (or any relevant subsidiary), if so directed by the audit committee or the Board, as applicable, taking into account such factors as such body deems appropriate and relevant.

The transactions listed above under “Certain Relationships and Related Transactions” were approved by the independent members of our Board prior to the adoption of this written policy but after substantially similar evaluation as required by the policy.

REPORT OF THE COMPENSATION COMMITTEE

The compensation committee of our Board of Directors has reviewed and discussed the “Compensation Discussion and Analysis” section with management. Based on the review and discussions, the compensation committee recommended that the Board of Directors include the “Compensation Discussion and Analysis” in this proxy statement.

COMPENSATION COMMITTEE

James Coulter, Chairman
Jonathan Coslet
Mary Ann Casati
Heather Reisman

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Coulter and Coslet and Mss. Casati and Reisman, none of whom are employed by the Company and all of whom are considered “independent” directors under the applicable NYSE requirements. There were no interlocks or insider participation between any member of the Board or Compensation Committee and any member of the board of directors or compensation committee of another company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During fiscal years 2008, 2007 and 2006, KPMG LLP served as our independent registered public accounting firm and in that capacity rendered an unqualified opinion on our consolidated financial statements as of and for the three years ended January 31, 2009. Representatives from KPMG LLP are expected to be present at the Annual Meeting, where they will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed or expected to be billed to us by our independent registered public accounting firm in each of the last two fiscal years:

	Fiscal 2007	Fiscal 2008
Audit Fees	$1,120,000	$1,100,000
Audit-Related Fees	—	3,000
Tax Fees	135,000	—
All Other Fees	—	—

Total Fees	$1,255,000	$1,103,000

Audit Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered for the audits of the Company’s annual financial statements for the fiscal years ended January 31, 2009 (“Fiscal 2008”) and February 2, 2008 (“Fiscal 2007”) and the reviews of the financial statements included in the Company’s quarterly reports on the Form 10-Q.

Audit-Related Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered that were not included under “Audit Fees” above. Audit-Related Fees in Fiscal 2008 were incurred in connection with a Form S-8 filing.

Tax Fees

These amounts represent fees billed or expected to be billed by KPMG LLP for professional services rendered for tax compliance related matters.

All Other Fees

None

Auditor Independence

The audit committee has considered whether the provision of the above-noted services is compatible with maintaining the auditor’s independence and has determined that the provision of such services has not adversely affected the auditor’s independence.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services

The audit committee has established policies and procedures regarding the pre-approval of audit and other services that our independent auditor may perform for us. Under the policy, the audit committee has pre-approved the engagement of our independent auditors to perform any other work for us that is not an integral component of the audit services (“Non-Audit Services”) from time to time up to a maximum compensation amount of $20,000 per year, above which amount any additional Non-Audit Services and compensation payable therefore would be required to be approved in advance by the audit committee. Approval can be made by one or more members of the audit committee as designated by the audit committee and/or chairman of the committee.

The following is the report of the audit committee with respect to the Company’s audited financial statements for the fiscal year ended January 31, 2009. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference.

The Board of Directors has determined that each of the three undersigned members of the audit committee satisfies the independence requirements of the NYSE Listing Standards and the SEC’s additional independence requirements for members of audit committees. The Board of Directors determined that all members of the audit committee are financially literate and that the chairperson of the audit committee, Josh Weston, is an “audit committee financial expert” as defined by SEC rules. The audit committee is governed by a written charter, which is available free of charge on the investor relations section of our website at www.jcrew.com or upon written request to the Secretary of the Company, J.Crew Group, Inc., 2 Penn Plaza, 26th Floor, New York, New York 10121. The audit committee held eight meetings in fiscal 2008.

AUDIT COMMITTEE REPORT

The audit committee’s primary responsibilities are to monitor the integrity of the Company’s financial statements and reporting process and systems of internal controls regarding finance and accounting and to monitor the Company’s compliance with legal and regulatory requirements, including disclosures and procedures. The committee also has the responsibility to evaluate the Company’s independent auditor’s qualifications, independence and performance as well as to guide and evaluate the performance of the internal audit function. The audit committee oversees the work of the independent auditors, management and the internal auditors and regularly reports the committee’s activities and recommendations to the Board of Directors. Additional information about the committee’s responsibilities and duties can be found in the committee’s charter.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. The independent auditors are responsible for auditing the annual financial statements prepared by management and expressing an opinion as to whether those financial statements conform with accounting principles generally accepted in the United States of America.

The audit committee reviewed and discussed the audited financial statements with management and the Company’s independent auditors. These discussions included a review of the reasonableness of significant judgments, the quality, not just acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the audit committee by Statement on Auditing Standards (SAS) No. 61, as amended (Communications with Audit Committees), by the Auditing Standards Board of the American Institute of Certified Public Accountants. The Company’s independent auditors also provided to the audit committee written disclosures and the letter required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), by the Independence Standards Board, and the audit committee has discussed with the independent auditors their firm’s independence.

The audit committee conferred periodically with the Company’s internal auditors regarding the scope and results of internal audits. It also reviewed and discussed the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Based upon the review and discussions described in this report, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 that has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE

Josh Weston, Chairperson
Mary Ann Casati
David House

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of

1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table represents aggregate equity compensation plan information as of the end of fiscal 2008 with respect to (1) equity plans that were approved by our stockholders and (2) equity plans that have not been approved by our stockholders.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(a)	Weighted-average exercise price of outstanding options, warrants and rights(b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(c)
Equity compensation plans approved by security holders(1)	6,359,098	$12.12	2,187,936	(3)(4)
Equity compensation plans not approved by security holders(2)	1,180,623	$36.27	0	(3)

Total	7,539,721	$15.91	2,187,936	(4)

(1)	The following plans were approved by our private stockholders prior to our IPO: the Amended and Restated 1997 Stock Option Plan (the “1997 Plan”) and the 2003 Equity Incentive Plan (the “2003 Plan”). Additionally, the 2007 Associate Stock Purchase Plan (the “ASPP”) and the 2008 Equity Incentive Plan (the “2008 Plan”) were approved by stockholders on June 12, 2007 and June 5, 2008, respectively.

(2)	The following plan has not been approved by our stockholders: the 2005 Equity Incentive Plan (the “2005 Plan”).

(3)	Under the 2008 Plan, Restricted Stock and other stock-based equity awards may be issued. Since receiving approval by stockholders of our 2008 Plan in June 2008, no new awards have granted under the 1997 Plan, the 2003 Plan or the 2005 Plan, but all outstanding awards granted pursuant to those plans continue to be governed by the terms and conditions thereof.

(4)	Includes 334,336 shares that were available for future issuance under the ASPP at the end of fiscal 2008. Excluding these ASPP shares, the total number of securities remaining available for future issuance under the 2008 Plan would be 1,853,600.

Description of Non-Stockholder Approved Equity Compensation Plans

2005 Equity Incentive Plan

Following approval by stockholders of our 2008 Plan, no subsequent awards have granted under our 2005 Plan, but all outstanding awards granted pursuant to the 2005 Plan continue to be governed by the terms and conditions thereof. Nonqualified stock options and restricted stock were granted under the 2005 Plan. Stock options were granted at exercise prices at or above the fair market value of a share of our Common Stock on the date on which such option was granted. These options may be exercised by such methods and procedures as the committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise. Options granted under the 2005 Plan generally may be transferred without our prior written consent only by will or by the laws of descent and distribution. Restricted stock awards granted under the 2005 Plan are subject to performance-based and/or service-based conditions.

In the event of certain corporate transactions, such as a merger or consolidation in which we are not the surviving entity or a sale of all or substantially all of the assets of our Company, the 2005 Plan provides that the committee shall, in its sole discretion, have the power to (i) cancel each outstanding award and pay to the participant to whom such award was granted an amount in cash, for each share of our Common Stock subject to such award and/or (ii) provide for the exchange of each outstanding award for an award with respect to, as appropriate, some or all of the property which a holder of the number of shares of our Common Stock subject to such award would have received in such transaction with an equitable adjustment to the exercise price of such award, or to the number of shares or amount of property subject to such award, or if appropriate, provide for a cash payment to the participant to whom such award was granted in partial consideration for the exchange of the award.

The 2005 Plan is administered by a committee, which shall consist solely of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act), as an “outside director” (within the meaning of Treasury Regulation Section 1.162-27(e)(3)), and as “independent” within the meaning of any applicable stock exchange or similar regulatory authority, which such composition will be phased in pursuant to any applicable transition period. The committee has the authority to interpret and administer the 2005 Plan and any award agreement and to establish rules and regulations for the administration of the 2005 Plan.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Under the rules and regulations of the SEC, the audit committee of the Board of Directors is directly responsible for the appointment of the Company’s independent public accountants. The audit committee has appointed KPMG LLP (“KPMG”), an independent registered public accounting firm, as the independent auditors to audit our books, records and accounts for the fiscal year ending January 30, 2010. KPMG has served as the Company’s independent auditors since the fiscal year ended January 31, 1998. The services provided to the Company by KPMG, along with the corresponding fees, for fiscal 2007 and 2008 are described under the caption “Independent Registered Public Accounting Firm Fees and Services” in this proxy statement.

Stockholder ratification of the appointment of the independent registered public accounting firm is not required. We are doing so because we believe it is a sound corporate governance practice. If our stockholders do not ratify the selection, the audit committee will consider whether or not to retain KPMG, but may still retain them.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the votes cast at the meeting.

The Board of Directors recommends that stockholders vote “FOR” this proposal.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

None

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card Under the SEC’s Rules

Any proposal of a stockholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2010 annual meeting of stockholders pursuant to Rule 14a-8 of the SEC’s rules must be received by us no later than December 19, 2009, unless the date of our 2010 annual meeting is more than 30 days before or after June 4, 2010, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials. All proposals should be addressed to the Secretary of the Company, J.Crew Group, Inc., 2 Penn Plaza, 26th Floor, New York, New York 10121.

Bylaw Requirements for Stockholder Submission of Nominations and Proposals

A stockholder recommendation for nomination of a person for election to our Board or a proposal for consideration at our 2010 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder nomination or other proposal included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or recommendation for nomination must be received by our Secretary of the Company at the above address not later than March 6, 2010 nor earlier than February 4, 2010, unless the date of our 2010 annual meeting is more than 30 days before or after June 4, 2010, in which case notice by the stockholder to be timely must be so delivered not earlier than one hundred twenty (120) days prior to such annual meeting and not later than the close of business on the later of the ninetieth day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

ADDITIONAL INFORMATION

Copies of the Company’s Annual Report on Form 10-K for Fiscal 2008, which includes audited financial statements, are available free of charge at http://www.proxyvote.com to stockholders of the Company receiving this proxy statement.

NEW YORK, NEW YORK

April 17, 2009

J.Crew takes its commitment to the protection of our environment seriously, and we appreciate that our customers and investors do as well. This report has been printed on paper certified to contain fiber from a well managed forest.

C/O CORPORATE SECRETARY 2 PENN PLAZA 26th FLOOR NEW YORK, NY 10121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 3, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by J.Crew Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to J.Crew Group, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by Internet, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M13742-P71796	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote “FOR” all nominees in Proposal 1 and a vote “FOR” Proposal 2.		☐	☐	☐

1.	Election of the following nominees as Class III Directors:
Nominees:
01) James Coulter
02) Millard Drexler
	03) Steven Grand-Jean					For	Against	Abstain

2.	Ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2009.					☐	☐	☐

IMPORTANT:    This Proxy Card must be signed and dated below for your vote to be counted. You should date this Proxy Card and sign exactly as your name(s) appear(s) hereon. If stock is held jointly, signatures should include both names. Executors,

                              Administrators, Trustees, Guardians and others signing in a representative capacity should indicate full title.

For address changes and/or comments, please check this box
and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐

		Yes	No

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

M13743-P71796

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 4, 2009

The stockholder(s) hereby appoint(s) James Scully and Arlene Hong, and each of them, as proxies, with full power of substitution, to vote for such stockholder(s) all the shares of Common Stock of J.Crew Group, Inc. which such stockholder(s) would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held at 10:00 a.m., local time, on June 4, 2009, at the Company’s offices located at 770 Broadway, New York, NY 10003, and any adjournments thereof upon the matters described in the accompanying Proxy Statement and upon any other business that may properly come before the meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE MARKED, SIGNED AND DATED ON REVERSE SIDE